Exhibit 2.1

ASSET AND EQUITY PURCHASE AGREEMENT
dated as of
September 17, 2018
by and between
DEL FRISCO’S RESTAURANT GROUP, INC.
and
SULLIVAN’S HOLDING LLC

TABLE OF CONTENTS
Article I
Definitions

Section 1.01. Definitions	1

Section 1.02. Other Definitional and Interpretative Provisions	11
Article II
Conversions

Section 2.01. Conversion of Purchased Subsidiaries	11
Article III
Purchase and Sale

Section 3.01. Purchase and Sale of the Shares	11

Section 3.02. Purchase and Sale of the Purchased Assets	12

Section 3.03. Excluded Assets	12

Section 3.04. Assumed Liabilities	14

Section 3.05. Excluded Liabilities	14

Section 3.06. Limitation on Assignment of Purchased Assets	15

Section 3.07. Purchase Price; Allocation of Purchase Price	16

Section 3.08. Closing	17

Section 3.09. Adjustment Amount	18

Section 3.10. Withholding	20
Article IV
Representations and Warranties of Seller

Section 4.01. Corporate Existence and Power	20

Section 4.02. Corporate Authorization	20

Section 4.03. Governmental Authorization	21

Section 4.04. Noncontravention	21

Section 4.05. Purchased Subsidiaries	21

Section 4.06. Financial Statements	22

Section 4.07. Absence of Certain Changes	22

Section 4.08. No Undisclosed Liabilities	23

Section 4.09. Material Contracts	23

Section 4.10. Litigation	24

Section 4.11. Compliance with Laws	24

Section 4.12. Real Property	25

Section 4.13. Intellectual Property	25

Section 4.14. Title to, Sufficiency and Condition of Assets	27

Section 4.15. Permits	27

Section 4.16. Finders’ Fees	27

Section 4.17. Employee Benefit Plans	28

Section 4.18. Environmental Compliance	29

Section 4.19. Employees	29

Section 4.20. Taxes	30

Section 4.21. Insurance	31

Section 4.22. Bank Account	31

Section 4.23. Sullivan’s RARE Rewards Members	31

Section 4.24. No Other Representations and Warranties; Non-Reliance	31
Article V
Representations and Warranties of Buyer

Section 5.01. Corporate Existence and Power	32

Section 5.02. Corporate Authorization	32

Section 5.03. Governmental Authorization	33

Section 5.04. Noncontravention	33

Section 5.05. Funds	33

Section 5.06. Litigation	33

Section 5.07. Solvency	33

Section 5.08. Finders’ Fees	33

Section 5.09. Inspections; No Other Representations; Non-Reliance	33

Section 5.10. Purchase for Investment	34
Article VI
Covenants

Section 6.01. Conduct of the Business	34

Section 6.02. Pre-Closing Access	36

Section 6.03. North Carolina Restaurants	36

Section 6.04. Delaware Restaurant	36

Section 6.05. Bulk Transfer Laws	37

Section 6.06. Regulatory Approvals	37

Section 6.07. Permits	37

Section 6.08. Certain Shared Contracts	38

Section 6.09. Post-Closing Asset Transfers; Deemed Conveyance of Excluded Assets	38

Section 6.10. Intercompany Balances	38

Section 6.11. Business Guarantees	39

Section 6.12. Intellectual Property Matters	40

Section 6.13. Insurance	41

Section 6.14. Legal Proceedings; Production of Witnesses; Privileged Matters	41

Section 6.15. Books and Records; Post-Closing Access	43

Section 6.16. Confidentiality	44

Section 6.17. Public Announcements	45

Section 6.18. Non-solicit	45

Section 6.19. Sullivan’s Customer Data	46

Section 6.20. Gift Card Processing and Reimbursement	46

Section 6.21. RARE Rewards Program	47

Section 6.22. Petty Cash at Restaurants	47

Section 6.23. Inventory Count	47

Section 6.24. Further Assurances	48

Section 6.25. Retail Gift Card Distribution	48

Section 6.26. Receivables	48

Section 6.27. Falloff Product Agreement	48

Section 6.28. Reimbursement of Alaska Management Fees	48
Article VII
Tax Matters

Section 7.01. Transfer Taxes	48

Section 7.02. Property Taxes for Straddle Tax Periods	49

Section 7.03. Cooperation On Tax Matters	49

Section 7.04. Purchased Subsidiary Tax Returns and Tax Benefits	50

Section 7.05. Tax Covenants	51

Section 7.06. Tax Sharing	51

Section 7.07. Tax Claims.	51

Section 7.08. Tax Treatment of Certain Purchased Subsidiaries	52

Section 7.09. Overlap Provisions	53
Article VIII
Employee Matters

Section 8.01. Compensation and Benefits Employees	53

Section 8.02. Accrued Compensation	56

Section 8.03. Employee Communications	56

Section 8.04. Acknowledgement	57

Section 8.05. No Third Party Beneficiaries	57

Section 8.06. Nonqualified Deferred Compensation	57

Section 8.07. Payroll	57

Section 8.08. Restrictive Covenants	57

Section 8.09. Cooperation.	57
Article IX
Conditions to the Initial Closing

Section 9.01. Conditions to Obligations of Buyer and Seller	57

Section 9.02. Conditions to Obligations of Buyer	58

Section 9.03. Conditions to Obligations of Seller	59
Article X
Indemnification

Section 10.01. Survival	59

Section 10.02. Indemnification	60

Section 10.03. Procedures	61

Section 10.04. Calculation of Damages	62

Section 10.05. Assignment of Claims	63

Section 10.06. Treatment of Indemnification Payments	64

Section 10.07. Contribution and Waiver	64

Section 10.08. Exclusivity	64
Article XI
Termination

Section 11.01. Termination	64

Section 11.02. Effect of Termination	65
Article XII
Miscellaneous

Section 12.01. Notices	65

Section 12.02. Amendments and Waivers	66

Section 12.03. Expenses	67

Section 12.04. Successors and Assigns	67

Section 12.05. Governing Law	67

Section 12.06. Jurisdiction	67

Section 12.07. Waiver of Trial by Jury	67

Section 12.08. Counterparts; Effectiveness; No Third Party Beneficiaries	67

Section 12.09. Entire Agreement	68

Section 12.10. Severability	68

Section 12.11. Disclosure Schedule	68

Section 12.12. Specific Performance	68

Section 12.13. Attorney’s Fees	69

Section 12.14. Conflicts of Interest	69

Exhibits

Exhibit	A	Form of Alaska Management Agreement
Exhibit	B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit	C	Form of Delaware Management Agreement
Exhibit	D	Form of Intellectual Property License Agreement
Exhibit	E	Form of North Carolina Management Agreement
Exhibit	F	Form of Transition Services Agreement
Exhibit	G	Form of Intellectual Property Quitclaim Assignment
Exhibit	H	Form of Raleigh Landlord Consent
Exhibit	I	Form of Raleigh Tenant Improvement Allowance Letter Agreement

ASSET AND EQUITY PURCHASE AGREEMENT
This ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of September 17, 2018 by and between Del Frisco’s Restaurant Group, Inc., a Delaware corporation (“Seller”), and Sullivan’s Holding LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Seller is engaged, directly and indirectly through certain of its Subsidiaries, in the Business;
WHEREAS, (i) Seller owns 100% of the equity interests of the Equity Sellers and (ii) the Equity Sellers, collectively, own 100% of the Shares; and
WHEREAS, on the terms and subject to the conditions of this Agreement, (i) Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities from Seller and its applicable Subsidiaries and purchase the Shares from the Equity Sellers and (ii) Seller and its applicable Subsidiaries desire to sell the Purchased Assets and transfer the Assumed Liabilities to, and cause the Equity Sellers to sell the Shares to, Buyer.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.     Definitions. As used herein, the following terms have the following meanings:
“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case by or before any arbitrator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Alaska Management Agreement” means the Management Agreement by and among Seller, Sullivan’s of Alaska, Inc., an Alaska corporation and a Purchased Subsidiary, and Buyer, in substantially the form attached hereto as Exhibit A.
“Baton Rouge Lease” means, collectively, that certain Lease dated as of December 26, 1996, by and between Esplanade, L.L.C. and Louisiana Steakhouse, Inc., as amended by that certain First Amendment to Shopping Center Lease dated as of April 9, 1999 and that certain Second Amendment to Shopping Center Lease dated as of December 22, 2016 (the “Second Baton Rouge Amendment”).
“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement by and between Seller and Buyer, in substantially the form attached hereto as Exhibit B.
“Business” means the business of operating the Sullivan’s Steakhouse restaurants in the United States, including those listed on Schedule 1.01(a) (each, a “Restaurant,” and collectively, the “Restaurants”).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America are authorized or required by Law to close.

“Business Employee” means each employee of the Purchased Subsidiaries.
“Business Guarantees” means the guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances provided by Seller or any of its Affiliates (other than any Purchased Subsidiary) in support of any obligation of the Business or any Purchased Subsidiary set forth in Schedule 1.01(b).
“Business Intellectual Property” means, collectively, the Retained Business Intellectual Property and the Transferred Business Intellectual Property.
“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, advertising and promotional materials, marketing information, recipes, menus, studies, pricing information, customer and supplier data, ledgers, journals, technical documentation (design specifications, building and construction plans, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, release notes, working papers, etc.), franchise agreements and related documentation (including any related work-in-process), Tax Returns and other Tax work papers and files, and other similar materials, in each case, to the extent exclusively related to the Purchased Subsidiaries, the Business, the Purchased Assets or the Assumed Liabilities; provided, however, that “Business Records” shall not include any Intellectual Property Rights in any of the foregoing. “Business Records” shall, for the avoidance of doubt, include the email addresses from the Sullivan’s Email Database and of the Sullivan’s RARE Rewards Members, in each case, that are included in the redacted database transferred to Buyer pursuant to Section 6.19.
“Cash on Hand” means an amount (which may be a positive or negative number) equal to the aggregate amount of cash on hand at each of the Restaurants as of the close of business on the day immediately preceding the Initial Closing Date (including, for the avoidance of doubt, Petty Cash), minus the Minimum Petty Cash Requirement.
“Closing Date Inventory” means the aggregate value of the Inventory of the Purchased Subsidiaries as of the Initial Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain letter agreement by and between Piper Jaffray & Co. as agent for and on behalf of Seller, on the one hand, and Buyer, on the other hand, dated June 18, 2018.
“Contract” means any binding contract, agreement, amendment, lease, sublease, license, sublicense, sales order, purchase order, scope of work, instrument or other commitment, whether written or oral.
“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software or for other Software that is commercially available to the public generally for aggregate license fees of less than $100,000.
“Damages” means any losses, damages, liabilities, claims, Taxes, interest, and penalties that are actually suffered, incurred or sustained, whether resulting from a judgment, a settlement or an award, including those arising out of any Action, applicable Law or Contract, including the costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith, but excluding any punitive damages (except to the extent awarded to third parties).
“Delaware Business Employees” means those Business Employees that are employed by the Delaware Subsidiary.
“Delaware Liquor License” means the temporary or provisional Liquor License required for Buyer’s operation of the Restaurant operated out of the Delaware Subsidiary.
“Delaware Management Agreement” means the Management Agreement by and among Seller, the Delaware Subsidiary and Buyer, in substantially the form attached hereto as Exhibit C.
“Delaware Shares” means the Shares of the Delaware Subsidiary.

“Delaware Subsidiary” means Sullivan’s of Delaware, Inc., a Delaware corporation.
“Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Disregarded Entity” means any entity that is disregarded from its owner for federal Income Tax purposes.
“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any plan, practice, program, arrangement or policy (whether written or oral) providing for severance, employment, compensation, change of control benefits, equity compensation (including stock option, restricted stock, restricted stock unit, stock purchase and phantom stock compensation), bonuses, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefits (including health, dental, vision, life, and disability), dependent care benefits, sick pay, pension or retirement benefits, supplemental retirement benefits, in each case which covers any current Business Employee or under which any Business Employee has any present or future right to compensation, or which is maintained, sponsored, contributed to or required to be contributed to by a Purchased Subsidiary or under which any Purchased Subsidiary has or may have any present or future liability or obligation (contingent or otherwise).
“Environmental Laws” means any applicable Law relating to pollution, protection of the environment, and/or protection of the health and safety of Persons from exposures Hazardous Substances.
“Environmental Liabilities” means any and all Liabilities arising out of or relating to any Environmental Law or Hazardous Substances.
“Equity Sellers” means each of Center Cut Hospitality, Inc., a Delaware corporation, and Lonestar Finance, LLC, a Delaware limited liability company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Excluded Corporate Subsidiaries” means Sullivan’s of Alaska, Inc. and Sullivan’s of Arizona, Inc.
“Financial Statement Date” means June 26, 2018.
“Fraud” means actual and intentional common law fraud with respect to the making of the representations and warranties in Article IV or Article V.
“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.
“Governmental Authority” means any transnational, domestic or foreign federal, national, state or local, governmental, regulatory, administrative, judicial or quasi-governmental authority, department, court, agency or official, including any political subdivision thereof.
“Hazardous Substances” means any pollutant, contaminant, chemical, waste or any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases), in each case for which Liability or standards of conduct may be imposed under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, polychlorinated biphenyls and asbestos.
“Income Tax” means any Tax that is, in whole or in part, imposed on or measured by net income, however determined.

“Indebtedness” means (a) all obligations of the Purchased Subsidiaries for borrowed money or advances, (b) all obligations of the Purchased Subsidiaries evidenced by notes, bonds, debentures or other instruments, (c) all reimbursement obligations of the Purchased Subsidiaries under letters of credit to the extent such letters of credit have been drawn, (d) all obligations of the Purchased Subsidiaries or that otherwise constitute an Assumed Liability under capitalized leases and purchase money obligations to the extent any such lease or obligation is required to be accrued as indebtedness in accordance with GAAP, (e) all obligations of the Purchased Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (d), (f) all outstanding prepayment premium obligations of the Purchased Subsidiaries or that otherwise constitute an Assumed Liability, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (e), and (g) all liabilities of the Purchased Subsidiaries with respect to any current or former employee, officer or director of any such Purchased Subsidiary that arise before the Initial Closing Date that are not Working Capital Liabilities, including liabilities with respect to any Seller Employee Plan, deferred compensation, all workers’ compensation claims, and any employment Taxes payable by the Purchased Subsidiaries with respect to the foregoing, in each case with respect to clauses (a) through (f), as calculated in accordance with GAAP.
“Intellectual Property License Agreement” means the Intellectual Property License Agreement by and between Buyer and Seller in substantially the form attached hereto as Exhibit D.
“Intellectual Property Rights” means all intellectual property and proprietary rights arising under the Laws of any jurisdiction including (i) all trademarks, service marks, trade names, trade dress, product names, logos, slogans, Internet domain names, Uniform Resource Locators (URLs), social media usernames and account names, and other source identifiers, whether or not registered, and all applications and registrations therefor, and all goodwill of the business connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (ii) all copyrights and copyrightable subject matter, whether or not published and whether or not registered, and all applications and registrations therefor; (iii) all patents and patent applications, and patent disclosures, and all reissues, reexaminations, foreign counterparts, divisions, continuations, continuations-in-part, and extensions thereof; (iv) all Software; (v) publicity rights, and (vi) all trade secrets, recipes, technical information, know-how, inventions, processes, techniques, methods, formulas, specifications, research and development information, financial information, business and marketing plans, sales and pricing data, and lists of suppliers, vendors, customers, and distributors and other proprietary information.
“Inventory” means all inventory, packaging and supplies, each valued at cost.
“Inventory Adjustment” means an amount equal to the difference between the Closing Date Inventory and the Inventory Target, provided, however, that the Inventory Adjustment shall in no event be greater than $0.00.
“Inventory Target” means $2,076,434.
“IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, in each case, which is located on-site at a Restaurant or is otherwise exclusively used in the conduct of the Business.
“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Schedule 1.01(c).
“Law” means, with respect to any Person, any United States federal, national, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise herein.
“Lease” means any lease, sublease, license, ground lease, occupancy agreement, concessions and other agreement (written or oral) pursuant to which any Purchased Subsidiary holds any Leased Real Property.

“Leased Real Property” means all real property leased, subleased or licensed to the Purchased Subsidiaries or which any of the Purchased Subsidiaries otherwise has a right to use or occupy together with all buildings, structures, improvements, fixtures previously or hereafter located thereon, and all easements, rights and appurtenance relating to the foregoing.
“Liability” means any direct or indirect liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of whether or when asserted or by whom.
“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, lien, encumbrance, lease, sublease, occupancy agreement, pledge, security interest, right of way, use restriction, easement, option or conditional sale agreement, in respect of such property, equity interest or asset.
“Liquor License” means a license or permit authorizing the sale of alcoholic beverages.
“Material Adverse Effect” means any change, event, effect, condition, circumstance, state of facts or development (each an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the financial condition or results of operations of the Business (taken as a whole), or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that any Effect resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (a) any action taken or omission to act with the consent or upon the request of Buyer (including any action taken or omission to act which is expressly permitted or required by the Transaction Documents), (b) any change or development in general economic conditions in the industries or markets in which the Business operates, (c) changes in Law (including tax policy concerning food donations or the FICA Tip Credit rules) or GAAP or the interpretation or enforcement of any of the foregoing, (d) any failure of the Business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues, or business plans, provided that this clause (d) shall not prevent a determination that any change or effect underlying such failure to meet forecasts or projections has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (e) any natural disaster, act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (f) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto (including a refusal to provide a third party approval), including as a result of the identity of Buyer, (g) any change or development in financial, credit or securities markets, general economic or business conditions, or political, social or regulatory conditions, (h) any fluctuations in currency, (i) any Excluded Asset or Excluded Liability, (j) changes in pricing or availability of meat, produce and other ingredients used in the Business, or (k) seasonal fluctuations in the Business, including any impact of weather on the performance of the Business, but in the case of (b), (e) or (g) only if any such Effects do not, individually or in the aggregate, have a disproportionately adverse impact to the Business relative to other Persons in the industries or markets in which the Business operates.
“Minimum Petty Cash Requirement” means $36,000.
“North Carolina Business Employees” means those Business Employees that are employed by the North Carolina Subsidiary.
“North Carolina Liquor License” means the temporary or provisional Liquor Licenses required for Buyer’s operation of the Restaurants operated out of the North Carolina Subsidiary.
“North Carolina Management Agreement” means the Management Agreement by and among Seller, the North Carolina Subsidiary and Buyer, in substantially the form attached hereto as Exhibit E.
“North Carolina Shares” means the Shares of the North Carolina Subsidiary.

“North Carolina Subsidiary” means Sullivan’s of North Carolina, Inc., a North Carolina corporation.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement or similar formation or governing documents and instruments.
“Palm Desert Lease” means, collectively, that certain Shopping Center Lease dated as of October 9, 1997, by and between The Gardens on El Paseo LLC (as successor-in-interest to Gardens SPE II LLC, as successor-in-interest to The Madison Realty Partnership, Limited Partnership) and California Sullivan’s, Inc., as amended by that certain First Amendment to Lease dated as of June 8, 1998, that certain Second Amendment to Lease dated as of June 22, 1998, that certain Third Amendment to Lease dated as of April 14, 2008 and that certain Fourth Amendment to Lease dated as of June 24, 2013.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or which are both (i) being contested by appropriate proceedings and (ii) described in Schedule 4.20(a), (b) mechanics’, carriers’, workers’, repairers’ and similar Liens for labor, materials or supplies provided with respect to any Leased Real Property arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement and other building, land use and environmental regulations and restrictions promulgated by any Governmental Authority having jurisdiction over the applicable Leased Real Property which are not violated by the current use or occupancy of the applicable Leased Real Property or the operation of the Business, (d) covenants, conditions, restrictions, exclusives, easements, rights of way, servitudes, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that do not and would not reasonably be expected, individually or in the aggregate, to result in material Liability to Buyer or otherwise materially interfere with the conduct of the Business by Buyer in substantially the manner currently conducted, (e) with respect to any Leased Real Property, any conditions that would be disclosed or apparent by a physical inspection of any Leased Real Property, (f) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto and (ii) any Lien permitted or created under any Lease and any ancillary documents thereto, provided that any such Lien is subordinate to the applicable Purchased Subsidiary’s interest in such Lease, (g) Liens created by Buyer or its successors and assigns, (h) Liens disclosed on Schedule 1.01(e), (i) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, and (j) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operations of the assets and property to which they relate in the conduct of the Business as conducted as of the Initial Closing Date.
“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, trust or other entity or organization of any kind, including a Governmental Authority.
“Personal Information” means any personal information in the possession, custody or control of Seller or any of its Subsidiaries about an individual that can be used to identify such individual and that falls within the definition of “personal information” in any applicable Law to which Seller or any of its Subsidiaries is subject, including name, address, telephone number, electronic mail address, social security number, driver’s license number, bank account number, credit card number or debit card number, and any persistent digital identifier (such as an IP address or device identifier) and sensitive personal information (including information about an individual’s health, medical condition, and family medical history).
“Petty Cash” means petty cash maintained each Purchased Subsidiary at each Restaurant in the ordinary course of business.
“Post-Closing Tax Period” means any Tax period beginning after the Initial Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Initial Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Initial Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on (and including) the Initial Closing Date.

“Pre-Closing Taxes” means, without duplication, all (a) Taxes (i) for which any of the Purchased Subsidiaries is or becomes liable (x) with respect to any Pre-Closing Tax Period, (y) as a result of being a member of a Tax Group prior to the Initial Closing (including under Treasury Regulation Section 1.1502-6 or comparable provisions of state Income Tax law), or (z) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Initial Closing Date, (i) for which any of the Purchased Subsidiaries is or becomes liable arising out of or resulting from the transactions contemplated by this Agreement, and (ii) of Seller or any of the Retained Subsidiaries and (b) all Liabilities of the Purchased Subsidiaries to any Governmental Authority arising prior to the Initial Closing Date for escheatment or abandoned or unclaimed property; in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing, but excluding any such Taxes that would not have arisen but for (x) any action taken by Buyer or any of its Affiliates (including the Purchased Subsidiaries) after the Initial Closing other than (1) in the ordinary course of business, (2) at the request of Seller or its Affiliates or (3) as contemplated by this Agreement, (y) any Tax election made by Buyer or any of its Affiliates (including, after the Initial Closing, the Purchased Subsidiaries) other than the elections referred to in Section 7.04(d), or (z) any amendment or refiling by Buyer or any of its Affiliates (including, after the Initial Closing, the Purchased Subsidiaries) of any Tax Return relating in whole or in part to the Purchased Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Tax Period in violation of Section 7.05. In the case of any Straddle Tax Period, (i) the portion of any Property Taxes allocable to Seller as provided in Section 7.02 shall be treated as a Pre-Closing Tax, and (ii) with respect to any other Taxes, including Taxes based on net or gross income or components thereof (including gross receipts, expenses, or subsets thereof), Pre-Closing Taxes shall be the amount of such Taxes determined based on an actual closing of the books used to calculate such Taxes as if such Straddle Tax Period were an actual Tax period that ended as of the close of business on the Initial Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which Seller or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time). In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Tax Period ending on the Initial Closing Date and the portion of the Straddle Tax Period thereafter in proportion to the number of days in each such portion, if applicable.
“Property Taxes” means real property Taxes, personal property Taxes and similar ad valorem Taxes, but excluding Transfer Taxes.
“Purchased Subsidiaries” means (a) for any period before the applicable Conversion, the following Subsidiaries of the Equity Sellers: Sullivan’s of Alaska, Inc., Sullivan’s of Arizona, Inc., Sullivan’s of Baltimore, Inc., California Sullivan’s, Inc., Sullivan’s of Delaware, Inc., Sullivan’s of Illinois, Inc., Sullivan’s of Indiana, Inc., Sullivan’s of Kansas, Inc., Louisiana Steakhouse, Inc., Sullivan’s Restaurants of Nebraska, Inc., Sullivan’s of North Carolina, Inc., North Philadelphia Sullivan’s, Inc., and Sullivan’s Franchise Corporation, and (b) for any period after the Conversions, the limited liability company successors to the Subsidiaries described in clause (a) (or, with respect to any Subsidiary described in clause (a) that was not the subject of a Conversion, such Subsidiary).
“Purchased Subsidiary Transfer Documents” means instruments, in form and substance reasonably satisfactory to the Parties, effecting the transfer from the Equity Sellers to Buyer of ownership of and title to the Shares.
“Raleigh Lease” means that certain Standard Form Retail Lease dated as of August 21, 1998 by and between The Creamery Limited Partnership (as successor-in-interest to Michael, Jones, Martin, Parris & Tessener, PLLC) and Sullivan’s of North Carolina, Inc., as amended by that certain First Amendment to Standard Form Retail Lease dated as of November 17, 1998, that certain Letter Agreement dated as of November 20, 2003, that certain Agreement with respect to Renewal Term dated as of March 3, 2009, that certain Letter Agreement dated as of February 27, 2014, and that certain Extension and Modification of Standard Form Retail Lease dated as of February 8, 2018.
“Redeemable Gift Cards” means unredeemed gift cards manufactured prior to the Initial Closing Date and sold prior to or after the Initial Closing Date by or on behalf of Seller or any of the Retained Subsidiaries and stating anywhere on such cards (either on the face of the card or on the back) the words “Sullivan’s Steakhouse” and/or “Del Frisco’s.”

“Representative” means, with respect to any Person, such Person’s directors, managers, legal representatives, officers, employees, counsel, financial advisors, financing sources, auditors, agents and other authorized representatives.
“Retained Business Intellectual Property” means the Intellectual Property Rights owned by Seller or any of its Subsidiaries and used in, or necessary for, the operation of the Business as conducted as of the Initial Closing Date, other than the Transferred Business Intellectual Property.
“Retained Businesses” means all businesses now, previously or hereafter conducted by Seller or any of its Affiliates other than the Business, including, without limitation, the Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille restaurant businesses.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Purchased Subsidiaries.
“Seller Group” means a Tax Group of which Seller has at all times been the common parent corporation.
“Shared Contract” means the Contracts set forth on Schedule 1.01(f).
“Shared Recipes” means the proprietary recipes listed on Schedule 1.01(g).
“Shares” means, with respect to each Purchased Subsidiary, (a) for any period before the applicable Conversion, the shares of capital stock or other equity interests of such Purchased Subsidiary, and (b) for any period after the Conversion, the membership interests in such Purchased Subsidiary.
“Software” means (i) all software, firmware, middleware, and computer programs, including applications, interfaces, tools, libraries, program interfaces and operating systems, whether in source code or object code form, (ii) all electronic data, databases and data collections, and (iii) all documentation, including developer notes, comments and annotations, user manuals and training materials, relating to any of the foregoing.
“Stockyards Agreement” means the Master Supply Agreement, dated as of May 1, 2017, by and between Del Frisco’s Restaurant Group, Inc. and US Foods, Inc., d/b/a Stock Yards.
“Straddle Tax Period” means any Tax period beginning on or before the Initial Closing Date and ending after the Initial Closing Date. The Parties agree that there shall be no Straddle Tax Period with respect to federal and applicable state Income Taxes.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.
“Sullivan’s Email Database” means the email addresses of customers of the Restaurants as part of the Sullivan’s “e-club” that are held by Seller as of the Initial Closing Date.
“Tax” means (a) any and all taxes, duties, assessments, fees, levies, or similar governmental charges in the nature of taxes, together with any interest, penalties, and additions to tax, imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, wherever located (whether federal, state, local, municipal or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, profits, net worth, alternative or add-on minimum, capital gains, social security, disability, withholding, payroll, employment, excise, severance, stamp, premium, property, windfall profits, value added, or any other similar taxes.
“Tax Group” means, with respect to U.S. federal Income Taxes, an affiliated group of corporations (as defined in Section 1504(a) of the Code) and, with respect to any other Taxes determined or imposed with reference to a group of related entities, any consolidated, combined, unitary or similar group of entities.

“Tax Liability” means any Liability related to Taxes.
“Tax Return” means any report, return, document, declaration, claim for refund or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
“Tax Sharing Agreements” means all existing agreements or arrangements binding Seller or any of its Affiliates that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability.
“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Purchased Subsidiary Transfer Documents, the Intellectual Property License Agreement, the Transition Services Agreement, the Alaska Management Agreement, the North Carolina Management Agreement, the Delaware Management Agreement, and each of the other agreements, certificates, instruments and documents to be executed and delivered by the Parties in connection with the transactions contemplated by this Agreement.
“Transferred Business Intellectual Property” means the Intellectual Property Rights owned by Seller or any of its Subsidiaries and exclusively used in connection with the conduct of the Business as of the Initial Closing Date, including the Intellectual Property listed in Schedule 4.13(a). For the avoidance of doubt, Transferred Business Intellectual Property (i) shall include any copyrights in any art, photographs, memorabilia or other works of authorship exclusively used in connection with the conduct of the Business as of the Initial Closing Date, and all copies and tangible embodiments of the foregoing (except such embodiments that incorporate any Excluded Assets, including Retained Business Intellectual Property) and all trademarks and domain names utilizing the “SULLIVAN’S” or “SULLY’S” name and (ii) shall exclude the Shared Recipes and all other Excluded Assets.
“Transition Services Agreement” means the Transition Services Agreement by and between Buyer and Seller in substantially the form attached hereto as Exhibit F.
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“WARN” means the federal Worker Adjustment and Retraining Notification Act, as well as any similar foreign, state, or local Law.
“Working Capital Assets” means the current assets of the Business described on Schedule 1.01(d)(i).
“Working Capital Liabilities” means the current liabilities of the Business described on Schedule 1.01(d)(ii).

Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars. All references to any time herein shall refer to Central Time in the United States. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Seller or Buyer, whether under any rule of construction or otherwise, as a result of the identity of the Party or Parties who drafted this Agreement or any provision hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
CONVERSIONS
Section 2.01.     Conversion of Purchased Subsidiaries. As promptly as practicable after the date hereof but in any event no later than one (1) Business Day prior to the Initial Closing Date, Seller shall cause each of the Purchased Subsidiaries (other than the Excluded Corporate Subsidiaries), in each case, that is not a Disregarded Entity as of immediately prior to the Initial Closing Date, to convert, under the applicable state Law governing such Purchased Subsidiary, to a limited liability company that is a Disregarded Entity (each a “Conversion,” and collectively, the “Conversions”).
ARTICLE III
PURCHASE AND SALE
Section 3.01.     Purchase and Sale of the Shares.
(a)    Upon the terms and subject to the conditions of this Agreement, Seller shall cause the Equity Sellers to sell, assign, convey and transfer to Buyer, and Buyer agrees to purchase from the Equity Sellers at the Initial Closing, all of the Shares (other than the North Carolina Shares and Delaware Shares), free and clear of all Liens other than Permitted Liens.
(b)    Upon the terms and subject to the conditions of this Agreement, Seller shall cause the Equity Sellers to assign, convey and transfer to Buyer, and Buyer agrees to accept from the Equity Sellers at the North Carolina Closing, all of the North Carolina Shares, free and clear of all Liens other than Permitted Liens.
(c)    Upon the terms and subject to the conditions of this Agreement, Seller shall cause the Equity Sellers to assign, convey and transfer to Buyer, and Buyer agrees to accept from the Equity Sellers at the Delaware Closing, all of the Delaware Shares, free and clear of all Liens other than Permitted Liens.
Section 3.02.     Purchase and Sale of the Purchased Assets. Subject to Section 3.06(a) or as otherwise expressly provided herein, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and the Retained Subsidiaries, and Seller agrees to, and agrees to cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver to Buyer at the Initial Closing, free and clear of all Liens other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under (including indirect and other forms of beneficial ownership) the following assets related to the Business (as conducted as of the Initial Closing Date) owned by Seller and the Retained Subsidiaries, all as the same shall exist on the Initial Closing Date (collectively, the “Purchased Assets”):
(a)    all Business Records and all employee records and files relating to the Business Employees, to the extent the transfer of such employee records and files is not prohibited by applicable Law;
(b)    the Transferred Business Intellectual Property, together with all tangible embodiments thereof (other than any such embodiments that incorporate any Retained Business Intellectual Property or other Intellectual Property Rights owned by Seller or its Subsidiaries as of the Initial Closing Date);

(c)    all Permits used or held for exclusive use of the Business, but only to the extent such Permits may be transferred under applicable Law;
(d)    all Working Capital Assets; and
(e)    all rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties in favor of Seller to the extent relating exclusively to or arising exclusively from the Purchased Assets or the Assumed Liabilities, including unliquidated rights under guarantees, indemnities, manufacturers’ and vendors’ warranties, and similar rights in favor of Seller.
Section 3.03.     Excluded Assets. The Parties expressly understand and agree that, other than the Purchased Assets, none of the assets and properties (of any kind or nature) of Seller or any of the Retained Subsidiaries shall be sold, conveyed, transferred or assigned to Buyer, which assets and properties shall instead be retained by Seller and the Retained Subsidiaries (all such assets, the “Excluded Assets”), including the following (it being acknowledged and agreed that nothing in this Section 3.03 shall be construed as expanding or augmenting the definition of Purchased Assets in any way by implication or otherwise):
(a)    all assets of every kind and nature used in the Retained Business or otherwise not used in the Business as conducted as of the Initial Closing Date;
(b)    all bank accounts of Seller and of any of the Retained Subsidiaries and all cash and cash equivalents related to the Business to the extent on deposit in such bank accounts or in Seller’s possession in transit to any such bank account;
(c)    all accounts receivable and other receivables of Seller or any of the Retained Subsidiaries, whether or not related to the Business, including, for the avoidance of doubt, credit card accounts receivable generated by the Business for products or services provided prior to the Initial Closing Date or for the sale of the Redeemable Gift Cards;
(d)    all rights, privileges and claims under the Shared Contracts;
(e)    all insurance policies and all rights, claims, credits or causes of action thereunder or in connection therewith except to the extent set forth in Section 6.13;
(f)    all corporate records and other documents, books, records, customer lists, and databases other than the Business Records, all employee records and files not relating exclusively to the Business Employees or the transfer of which is prohibited by applicable Law;
(g)    all assets relating to corporate shared services of Seller or otherwise used to perform the services to be provided pursuant to the Transition Services Agreement;
(h)    all Intellectual Property Rights other than the Transferred Business Intellectual Property;
(i)    all of the Employee Plans and assets relating to the Employee Plans, except as expressly set forth in Section 8.01(h);
(j)    all real property (or interest therein);
(k)    all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;
(l)    all Property Tax refunds with respect to the Purchased Assets and all claims, rights or interests in or to any refunds, credits, rebates, abatements or other recovery for Taxes (in each case to the extent such Property Taxes or other Taxes are Pre-Closing Taxes and were paid prior to the Initial Closing or, if paid following the Initial Closing, to the extent paid or indemnified by Seller or the Retained Subsidiaries), and any other Tax assets of Seller or the Retained Subsidiaries and their Affiliates (other than the Purchased Subsidiaries) with respect to Taxes for any Tax period (or portion thereof), in each case together with any interest received thereon or penalty rebate arising therefrom, reduced by any Taxes, professional fees or other costs of the Buyer or any of its Affiliates (including the Purchased Subsidiaries) reasonably attributable to or reasonably incurred or to be reasonably incurred or to be incurred as a result of or in connection with obtaining such refund;
(m)     (i) all attorney-client privilege and attorney work-product protection of Seller or associated with the Business as a result of legal counsel representing Seller or the Business in connection with the transactions contemplated by this Agreement; (ii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i); and (iii) all documents maintained by Seller in connection with the transactions contemplated by this Agreement;
(n)    all rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties relating to or arising from the Retained Business, Excluded Assets or the Excluded Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;
(o)    Personal Information in respect of customers, except as expressly provided in Section 6.19; and
(p)    those assets listed on Schedule 3.03(p).
Section 3.04.     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement (including the indemnification provisions in this Agreement), the Parties agree that, effective at the Initial Closing, Buyer shall assume the following Liabilities of Seller and any of the Retained Subsidiaries (including the Equity Sellers) or, if such Liabilities are Liabilities of the Purchased Subsidiaries, Buyer shall take the Purchased Subsidiaries subject to such Liabilities, as applicable (the “Assumed Liabilities”):
(a)     all obligations remaining under (1) all Redeemable Gift Cards to the extent honored or redeemed or required to be honored or redeemed in the manner contemplated by Section 6.20 but subject to the obligations of Seller set forth therein, and (2) the RARE Rewards loyalty program to the extent honored or redeemed or required to be honored or redeemed in the manner contemplated by Section 6.21, but subject to the obligations of Seller set forth therein;
(b)    (i) Buyer’s portion of any Property Taxes under Section 7.02, and (ii) all Taxes imposed in respect of the Purchased Assets for any Post-Closing Tax Period;
(c)    all Liabilities arising under applicable Law or Actions relating to the Purchased Assets, the Shares or the Business after the Initial Closing;
(d)    all Environmental Liabilities arising after the Initial Closing in connection with or relating to the Business as currently conducted, the Purchased Assets, the Shares, the Leased Real Property, or any other real or personal property owned, leased or operated exclusively in connection with the Business or the Purchased Assets;
(e)    all Liabilities arising out of or in connection with the employment or termination of employment of or service by any Business Employees or any consultant, contractor or leased employee of the Business that (i) are Working Capital Liabilities, (ii) are otherwise assumed by Buyer pursuant to Article VIII, or (iii) arise after the Initial Closing, except with respect to (a) any severance amounts payable to the Business Employees set forth in Schedule 3.04(e), solely to the extent that any such Business Employee is terminated by Buyer (or a Purchased Subsidiary) for any reason at any time prior to the date that is six (6) months from the Initial Closing Date and (b) any incurred but not reported and all other unpaid welfare plan claims as of the Initial Closing;
(f)    all Liabilities arising out of or in connection with any act, omission or circumstance with respect to the Business or the Purchased Assets occurring or arising at any time after the Initial Closing Date;

(g)    all Working Capital Liabilities; and
(h)    all Liabilities assumed by, retained by or agreed to be performed by Buyer or any of its Subsidiaries (including the Purchased Subsidiaries) pursuant to the terms of this Agreement or any of the other Transaction Documents.
Buyer’s obligations under this Section 3.04 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any covenant or agreement contained in the Transaction Documents or any other agreement or document delivered in connection therewith or any right to indemnification hereunder or otherwise.
Section 3.05.     Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from Seller and the Retained Subsidiaries and is not assuming any other Liability of Seller or any of its Retained Subsidiaries of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller or its Retained Subsidiaries, as applicable (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”), including but not limited to the following:
(a)    all Liabilities to the extent arising out of or relating to the operation or conduct by Seller or any of its Retained Subsidiaries of the Retained Business;
(b)    all Liabilities to the extent arising out of or relating to any Excluded Asset;
(c)    all Liabilities relating to the Employee Plans except as expressly set forth in Section 8.01(h);
(d)    all Liabilities for Pre-Closing Taxes, other than Buyer’s portion of Property Taxes pursuant to Section 7.02, and any other Tax liabilities of Seller or the Retained Subsidiaries and their Affiliates (other than the Purchased Subsidiaries) with respect to Taxes for any Tax period (or portion thereof);
(e)    (i) all Liabilities and obligations, arising prior to, on or after the Initial Closing, relating to the employment, compensation, employee benefits or termination of employment or service of any Business Employee that does not become a Continuing Employee, (ii) all Liabilities and obligations, whether arising prior to, on or after the Initial Closing, relating to the employment, compensation, employee benefits or termination of employment or service of any employee who is not a Business Employee, and (iii) all Liabilities and obligations relating to the employment, compensation, employee benefits or termination of service of any Business Employee not specifically assumed pursuant to Section 3.04(e);
(f)    all insurance-related Liabilities (other than any such liabilities relating to employee benefits) arising prior to the Initial Closing Date, whether or not required to be paid as of the Initial Closing Date, in each case, arising out of any claims or causes of action made under any insurance policy of Seller or any of its Subsidiaries, including, for the avoidance of doubt any Liabilities relating to workers compensation, by any Business Employee prior to the Initial Closing Date;
(g)    all obligations to any broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commission relating to the transactions contemplated by this Agreement and any other fees and expenses for which Seller is responsible pursuant to Section 12.03;
(h)    all Liabilities to the extent relating to, arising out of or resulting from Seller’s gift card program and RARE Rewards loyalty program, except to the extent set forth in Section 3.04(a), Section 6.20 or Section 6.21; and
(i)    all Liabilities reasonably related to the matters set forth on Schedule 4.10 (other than item 10 set forth therein) to the extent not covered under existing insurance policies of Seller and its Subsidiaries.

Section 3.06.     Limitation on Assignment of Purchased Assets.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any Person, would constitute a breach thereunder or adversely affect in any material respect the rights of Buyer or any of its Affiliates thereunder and such consent has not been obtained or such other action has not been taken as of the Initial Closing (collectively, the “Non-Assignable Assets”).
(b)    Seller shall use commercially reasonable efforts to obtain any consent or consents required to transfer the Non-Assignable Assets to Buyer for a period of one hundred and eighty (180) days after the Initial Closing Date. If any such consent is obtained pursuant to this subsection (b), such Non-Assignable Asset shall be deemed to have been automatically assigned and transferred to Buyer on the terms set forth in this Agreement for no additional consideration, as of the Initial Closing Date, except to the extent the date of such consent or action is deemed by applicable Law to have occurred on another date.
(c)    During the one hundred and eighty (180) day period described above, Seller and Buyer shall cooperate in any lawful and commercially reasonable arrangement, as Seller and Buyer shall agree, under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under the Non-Assignable Assets and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer, or otherwise through the Transition Services Agreement; provided, that all reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by Buyer and, provided further that Seller shall promptly pay to Buyer when received all monies received by Seller under such Non-Assignable Asset or any claim or right or any benefit arising thereunder and Buyer shall indemnify and promptly pay Seller for all liabilities of Seller associated with such Non-Assignable Asset. Buyer agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all Liabilities based upon, arising out of or relating to the Buyer’s performance of, or failure to perform, any obligations under the Non-Assignable Assets, the economic benefit of which is being provided to Buyer. Notwithstanding the foregoing, (i) Seller and its Affiliates shall have no obligation to renew any Non-Assignable Asset upon the expiration or termination thereof and (ii) Seller shall only be required to make payments under a Non-Assignable Asset to the extent that Buyer has deposited funds with Seller in advance of the time that such payments are due. In addition, to the extent that any Non-Assignable Asset contains an “evergreen” provision that automatically renews such Non-Assignable Asset unless terminated or cancelled by either party thereto, Seller and its Affiliates shall not be prohibited from terminating or canceling such Non-Assignable Asset as permitted pursuant to the terms thereof.
Section 3.07.     Purchase Price; Allocation of Purchase Price.
(a)    The purchase price for the Purchased Assets and the Shares, subject to the adjustment set forth in Section 3.08(c), shall be an amount in cash (the “Purchase Price”) equal to (i) $32,000,000, minus (ii) the Estimated Closing Date Indebtedness, plus (iii) the Estimated Closing Date Cash, and minus (iv) the Inventory Adjustment, if any. The Purchase Price shall be paid to Seller at the Initial Closing in accordance with Section 3.08(b).
(b)    Within forty-five (45) days after the Determination Date, Seller shall prepare and deliver to Buyer an allocation of the final Purchase Price (plus the amount of Assumed Liabilities and Liabilities of the Purchased Subsidiaries, in each case, to the extent properly taken into account for U.S. federal and other applicable income tax purposes) among the Purchased Assets and the assets of the Purchased Subsidiaries for U.S. federal income tax purposes, consistent with the procedures in Section 3.08(c) and in accordance with applicable Law and taking into account Section 7.08 and the section 336(e) elections referred to in Section 7.04(d) (the “Allocation Statement”). If Buyer does not object to the Allocation Statement within thirty (30) days after receipt, the Allocation Statement shall be final and binding on the Parties. If Buyer does object to the Allocation Statement within such period, then Buyer and Seller shall negotiate in good faith to resolve promptly any such objection. If Buyer and Seller do not obtain a final resolution within thirty (30) days after Buyer has so objected (or such longer period as mutually agreed between Buyer and Seller), then the dispute shall be resolved by the Auditor, and the procedures for such resolution (including the allocation of liability for the Auditor’s fees and expenses) shall be consistent with the procedures set forth in Section 3.09(c) (with such provisions applying to this Section 3.07(b) mutatis mutandis). Promptly after any adjustment to the amount of the Purchase Price, including pursuant to Article VII and Article X, the Parties shall negotiate in good faith to mutually agree to appropriate revisions to the Allocation Statement, in accordance with the principles and procedures of this Section 3.07(b). The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Authority) on any Tax Return or in any audit or examination before any Governmental Authority that is in any way inconsistent with the Allocation Statement (as such may be adjusted); provided, however, that nothing herein shall prevent the Parties or any of their Affiliates from settling, or require them to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Statement.
Section 3.08.     Closing. Subject to the terms and conditions of this Agreement, (a) the closing of the purchase and sale of the Shares (other than the North Carolina Shares and Delaware Shares) and the Purchased Assets and the assumption of the Assumed Liabilities hereunder (the “Initial Closing”, and the date on which the Initial Closing actually occurs, the “Initial Closing Date”) shall take place by conference call and by electronic exchange of signature pages by email PDF at 9:00 a.m. Central Time on the first (1st) Business Day to occur following the satisfaction or waiver of all conditions to the Initial Closing set forth in Article IX hereunder (other than those conditions that, by their nature, are to be satisfied at the Initial Closing, provided such conditions would be so satisfied) or such other date as the Parties may mutually agree in writing, (b) the closing of the purchase and sale of the North Carolina Shares (the “North Carolina Closing” and the date on which the North Carolina Closing actually occurs, the “North Carolina Closing Date”) and shall take place by conference call and by electronic exchange of signature pages by email PDF at 9:00 a.m. Central Time on the first (1st) Business Day following the later to occur of (i) the Conversion of the North Carolina Subsidiary and (ii) the issuance of the North Carolina Liquor License to Buyer, and (c) the closing of the purchase and sale of the Delaware Shares (the “Delaware Closing” and the date on which the Delaware Closing actually occurs, the “Delaware Closing Date”) and shall take place by conference call and by electronic exchange of signature pages by email PDF at 9:00 a.m. Central Time on the first (1st) Business Day following the later to occur of (i) the Conversion of the Delaware Subsidiary and (ii) the issuance of the Delaware Liquor License to Buyer. Notwithstanding anything to the contrary contained herein, each of the Initial Closing, the North Carolina Closing and the Delaware Closing shall be deemed to have been consummated effective as of the open of business on the Initial Closing Date, the North Carolina Closing Date and the Delaware Closing Date, respectively.
(a)    At or prior to the Initial Closing, Seller shall have delivered or caused to be delivered to Buyer:
(i)    duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Seller or any Equity Seller is a party;
(ii)    the Purchased Subsidiary Transfer Documents in respect of each Purchased Subsidiary (other than the North Carolina Subsidiary and the Delaware Subsidiary) to which Seller or any Equity Seller is a party;
(iii)    the Shares (other than North Carolina Shares and Delaware Shares);
(iv)    the third party consents or approvals set forth in Schedule 3.8(a)(iv);
(v)    reasonably current good standing certificates (or equivalent documents) for each Purchased Subsidiary (as in existence prior to the Conversions) issued by the Secretary of State (or corresponding agency) in the jurisdiction in which such Purchased Subsidiary was formed or incorporated and in each jurisdiction in which such Purchased Subsidiary is qualified to do business as a foreign entity;
(vi)    copy of the Organizational Documents of each Purchased Subsidiary, in each case, certified by an officer of such Purchased Subsidiary;
(vii)    subject to Section 6.07(c), written resignations of each director or manager, as applicable, and officer of each Purchased Subsidiary;

(viii)    evidence, in form reasonably acceptable to Buyer, releasing the Liens on the Purchased Assets and the Purchased Subsidiaries and their respective assets set forth on Schedule 3.8(a)(viii); and
(ix)    a certificate under Treasury Regulations Section 1.1445-2 certifying such Person’s non-foreign status with respect to Seller and each Retained Subsidiary that is formed or organized in the U.S. and that is to transfer Shares or Purchased Assets to Buyer at the Initial Closing.
(b)    At or prior to the Initial Closing, Buyer shall have delivered or caused to be delivered to Seller:
(i)    the Purchase Price in immediately available funds by wire transfer to the account or accounts designated by Seller;
(ii)    duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Buyer is a party; and
(iii)    the Purchased Subsidiary Transfer Documents in respect of each Purchased Subsidiary (other than the North Carolina Subsidiary and the Delaware Subsidiary) to which Buyer is a party.
(c)    At the North Carolina Closing, (i) Seller shall deliver or cause to be delivered to Buyer the Purchased Subsidiary Transfer Documents in respect of the North Carolina Subsidiary to which Seller or any Equity Seller is a party and (ii) Buyer shall have delivered or caused to be delivered to Seller the Purchased Subsidiary Transfer Documents in respect of the North Carolina Subsidiary to which Buyer is a party.
(d)    At the Delaware Closing, (i) Seller shall deliver or cause to be delivered to Buyer the Purchased Subsidiary Transfer Documents in respect of the Delaware Subsidiary to which Seller or any Equity Seller is a party and (ii) Buyer shall have delivered or caused to be delivered to Seller the Purchased Subsidiary Transfer Documents in respect of the Delaware Subsidiary to which Buyer is a party.
Section 3.09.    Adjustment Amount.
(a)    Not less than two (2) Business Days prior to the Initial Closing Date, Seller shall deliver to Buyer a written statement setting forth its good faith estimate of (A) the aggregate amount of all Indebtedness as of the close of business on the day immediately preceding the Initial Closing Date (the “Estimated Closing Date Indebtedness”), and (B) the Cash on Hand, which shall assume, for the purposes of this Section 3.09(a), that the amount of Petty Cash included in Cash on Hand is equal to the Minimum Petty Cash Requirement (the “Estimated Closing Date Cash”).
(b)    As soon as reasonably practicable following the Initial Closing Date, and in any event within sixty (60) days thereof, Buyer shall prepare and deliver to Seller (i) an unaudited combined balance sheet of the Business as of the close of business on the day immediately preceding the Initial Closing Date (the “Closing Balance Sheet”), (ii) a calculation of the aggregate amount of all Indebtedness as set forth on the Closing Balance Sheet as of the day immediately preceding the Initial Closing Date (the “Closing Date Indebtedness”) and (iii) calculation of the Cash on Hand (including the calculation of Petty Cash) (the “Closing Date Cash”), in each case, determined without giving effect to (A) the consummation of the transactions contemplated by this Agreement (including any adjustments as a result of the application of purchase accounting), (B) any financing transactions in connection therewith or, by Buyer or its Subsidiaries (including the Purchased Subsidiaries) after the Initial Closing, or (C) any action or omission by Buyer or any of its Subsidiaries (including the Purchased Subsidiaries) with respect to the Business or the Purchased Subsidiaries that is not in the ordinary course of business consistent with past practice. Except as otherwise provided herein, the Closing Balance Sheet shall be prepared in accordance with GAAP; provided, however, that the Closing Balance Sheet shall reflect no increases in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the Financial Statement Date and prior to the Initial Closing. Following the Initial Closing, Buyer shall provide Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the records, properties, management personnel and (subject to the execution of customary work paper access letters if requested) auditors of Buyer relating to the preparation of the Closing Balance Sheet and shall cause the management personnel of Buyer and its Subsidiaries to cooperate with Seller and its Representatives in connection with their review of the Closing Balance Sheet, provided, that such access does not (i) unreasonably interfere with the normal operations of Buyer or (ii) based on advice of counsel, (A) result in the waiver of attorney-client privilege, or (B) violate any applicable Law.
(c)    If Seller disagrees with the calculation of the Closing Date Indebtedness or the Closing Date Cash, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that Seller does not provide such a notice of disagreement within such thirty (30)-day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Indebtedness and the Closing Date Cash delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Indebtedness or the Closing Date Cash. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall act as an expert, and not as an arbiter, and shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 3.09(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Indebtedness or the Closing Date Cash require adjustment. The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Seller. The determination of the Auditor shall be final, conclusive and binding on the Parties hereto. The date on which the Closing Date Indebtedness and the Closing Date Cash are finally determined in accordance with this Section 3.09(c) is hereinafter referred to as the “Determination Date.”
(d)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness, plus (ii) the Closing Date Cash, minus the Estimated Closing Date Cash. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by such Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 3.09(e).
(e)    If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to Seller an amount in cash equal to the Increase Amount. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay to Buyer an amount in cash equal to the Deficit Amount.
Section 3.10.     Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or foreign Law. If Buyer determines that any such deduction or withholding is required in respect of any payment payable pursuant to this Agreement, Buyer shall provide Seller with written notice no less than fifteen (15) days prior to the date of the applicable payment (and shall not be in breach of this Agreement as a result of any delay in order to satisfy such requirement), shall reasonably cooperate in good faith with Seller at Seller’s sole cost to mitigate any such requirement to the extent permitted by Law and, if any deduction or withholding is necessary, shall provide Seller with a receipt from the applicable Taxing Authority documenting the remittance of such deduction or withholding under the Code or any such Law as soon as reasonably practicable after the date of such deduction or withholding. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and shall be duly deposited with the appropriate Taxing Authority by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules (but subject to Section 12.11), Seller represents and warrants to Buyer as follows:
Section 4.01. Corporate Existence and Power. Seller is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 4.02.     Corporate Authorization. The execution, delivery and performance by each of Seller, the Equity Sellers and any applicable Retained Subsidiary of the Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby are within its corporate or equivalent organizational powers and have been (or will be prior to execution) duly authorized by it by all necessary corporate or equivalent organizational action. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document shall be duly and validly executed by Seller, the Equity Sellers and/or the applicable Retained Subsidiary, as applicable, at or prior to the Initial Closing and, upon such execution and delivery by Seller, the Equity Sellers, the applicable Retained Subsidiary, as applicable, and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of Seller and/or the Equity Sellers and/or the applicable Retained Subsidiary, as applicable, enforceable against it (or them) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.
Section 4.03.     Governmental Authorization. The execution, delivery and performance by each of Seller, the Equity Sellers and any applicable Retained Subsidiary of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with the regulatory requirements set forth in Schedule 4.03; and (b) any such action or filing as to which the failure to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 4.04.     Noncontravention. The execution, delivery and performance by each of Seller, the Equity Sellers and any applicable Retained Subsidiary of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate its Organizational Documents or the Organizational Documents of any Purchased Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law, except for any such violations that would not reasonably be expected to, individually or in the aggregate, be materially detrimental to the Business or the Purchased Subsidiaries, taken as a whole, (c) conflict with or constitute material default (or an event that, with notice or lapse of time or both, would become a material default) under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit relating to the Business to which it is entitled under any Material Contract (including, for the avoidance of doubt the Leases), except as set forth on Schedule 4.04, or (d) result in the creation or imposition of any Lien on any Purchased Asset or on a Purchased Subsidiary, except for Permitted Liens. Except as set forth on Schedule 4.04 or as would not be reasonably expected to, individually or in the aggregate, be materially detrimental to the Business or the Purchased Subsidiaries, taken as a whole, assuming compliance with the matters referred to in Section 4.03, no notice to, or consent or approval from, any Person under any Material Contract or any Lease is required to be made or obtained by Seller, the Equity Sellers or any Purchased Subsidiary in connection with execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except as would not be reasonably expected to, individually or in the aggregate, be materially detrimental to the Business or the Purchased Subsidiaries, taken as a whole.

Section 4.05.     Purchased Subsidiaries.
(a)    Each Purchased Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b)    All of the Shares are owned beneficially and of record by the Equity Sellers, free and clear of any Lien, except for Liens that will be released at the Initial Closing, or restrictions on transfer other than transfer restrictions imposed thereon by Law. The Equity Sellers have, or, in respect of the North Carolina Shares or Delaware Shares, will have at the North Carolina Closing and Delaware Closing, respectively, the right, authority and power to sell, assign and transfer the Shares to Buyer. Upon delivery to Buyer of certificates for the Shares at the Initial Closing, the North Carolina Closing or the Delaware Closing, as applicable, and Buyer’s payment of the Purchase Price, Buyer shall acquire good, valid and marketable title to the Shares. None of the Shares have been issued in violation of, or are subject to, any preemptive or subscription rights.
(c)    No Purchased Subsidiary owns, directly or indirectly, any shares of capital stock of, or other equity interest in, any other Person.
(d)    Schedule 4.05(d) sets forth, for each Purchased Subsidiary, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. Except as set forth on Schedule 4.05(d), there is no existing option, warrant, call, right or agreement to which Seller, the Equity Sellers or any Purchased Subsidiary is a party requiring, and there are no securities of Seller or any of its Subsidiaries (including the Purchased Subsidiaries) outstanding that upon conversion or exchange would require, an increase to the value of any capital stock of any Purchased Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock of any Purchased Subsidiary. Except as set forth on Schedule 4.05(d), none of Seller, the Equity Sellers nor any Purchased Subsidiary is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the interests of any Purchased Subsidiary. Each Share is duly authorized, validly issued, fully paid and nonassessable, and with respect to each Share of a Purchased Subsidiary that is a limited liability company, each Share has been duly authorized, validly issued, fully paid and is not subject to further obligations on the part of any Equity Seller to make future payments for its purchase of such Share or contributions to the applicable Purchased Subsidiary solely by reason of their ownership of such Share. The Shares have been offered, sold and delivered by the applicable Purchased Subsidiary in compliance with all applicable Laws.
(e)    Seller has heretofore furnished to Buyer a complete and correct copy of the Organizational Documents, together with any amendments, of each Purchased Subsidiary as of the date hereof. Such Organizational Documents are, as of the date hereof, in full force and effect.
Section 4.06.     Financial Statements.
(a)    The combined operating results of the Business for (x) the twelve (12)-month period ended December 26, 2017 and (y) the six (6)-month period ended June 26, 2018 (collectively, the “Financial Statements”), true and complete copies of which are set forth in Schedule 4.06(a), in each case (i) were derived from the consolidated financial statements of Seller and its Subsidiaries contained in the Seller’s most recent 10-K and 10-Q (“Reported Financials”), which Reported Financials were prepared in accordance with GAAP, consistently applied, subject to the exceptions, limitations and assumptions set forth in Seller’s most recent 10-K and 10-Q, (ii) were prepared using the same principals and methodologies as used in the preparation of the segment-level reporting data contained in the Seller’s most recent 10-K and 10-Q and (iii) fairly present, on such basis, in all material respects, the results of operations of the Business for the time period indicated.

(b)    The books of account and other financial records of Seller related to the Business have been kept accurately in the ordinary course of business consistent with applicable Law, and the revenues, expenses, assets and liabilities of Seller related to the Business have been properly recorded therein in all material respects.
Section 4.07.     Absence of Certain Changes. Except for actions taken in preparation of the transactions contemplated by this Agreement or as set forth on Schedule 4.07, from the Financial Statement Date through the date of this Agreement, (a) the Business has been conducted in the ordinary course consistent with past practice in all material respects, (b) there has not been any event, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, and (c) neither the Business as a whole nor any Purchased Subsidiary has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.
Section 4.08.     No Undisclosed Liabilities. Subject to the exceptions, limitations and assumptions set forth in Schedule 4.06(a)(ii), no Purchased Subsidiary has any material Liabilities that would have been required to be reflected in, reserved against or otherwise described in a balance sheet of such Purchased Subsidiary in accordance with GAAP, applied on a consistent basis, other than Liabilities (a) incurred in the ordinary course of business after the Financial Statement Date, (b) under any Contract that is either (i) disclosed on the Disclosure Schedule or other Contract or (ii) not required to be disclosed on the Disclosure Schedule (other than Liabilities arising out of breach of such Contract), (c) included in the Working Capital Liabilities, (d) incurred in connection with the transactions contemplated hereby, (e) that are Excluded Liabilities, or (f) that are not, individually, or in the aggregate, material to the Business, taken as a whole.
Section 4.09.     Material Contracts.
(a)    Except as set forth in Schedule 4.09 and excluding any Contract that is an Excluded Asset or an Excluded Liability, but including the Shared Contracts listed on Schedule 6.08, with respect to the Business, as of the date of this Agreement neither Seller nor any of its Subsidiaries (including the Purchased Subsidiaries) is a party to or bound by:
(i)    any Contract providing for the performance of services or the delivery of goods or materials by Seller or any of its Subsidiaries that requires annual payments to Seller or any of its Subsidiaries of $100,000 or more;
(ii)    any lease of personal property requiring annual rentals of $100,000 or more that cannot be terminated on not more than 60 days’ notice without payment by Seller or and its Subsidiaries of any penalty in excess of $20,000;
(iii)    any agreement for the purchase of materials, supplies, goods, services, equipment or other tangible assets from a third party that is one of the fifteen (15) largest suppliers (by dollar-value of total purchases) of the Business for (A) the twelve (12)-month period ended December 26, 2017 and (B) the six (6)-month period ended June 26, 2018;
(iv)    any partnership, joint venture, franchise, royalty, management or other similar agreement;
(v)    any Contract that limits the freedom of Seller or of its Subsidiaries to compete in any line of business or with any Person or in any area, in each case which would so limit the freedom of Buyer after the Initial Closing Date, the North Carolina Closing Date or the Delaware Closing Date, as applicable;
(vi)    any Contract granting to Seller or one of its Subsidiaries any exclusive right to use, exploit or practice, or including any covenant not to sue, with respect to any Intellectual Property Right that is material to the Business (other than COTS Licenses and other Contracts entered into in the ordinary course of business); any material Contract under which Seller or any of its Subsidiaries grants to a third party any rights under or with respect to Transferred Business Intellectual Property other than non-exclusive licenses granted in the ordinary course of business; or any co-existence agreement or similar Contract that limits in any material respect Seller’s or any of its Subsidiaries’ rights to use or otherwise exploit, enforce or register any material Trademarks included in the Transferred Business Intellectual Property;
(vii)    any Contract with any Governmental Authority;
(viii)    any employment or consulting Contract with any Business Employee that involves aggregate annual payment in excess of $50,000;
(ix)    any Contract with any labor union;
(x)    any Contract relating to settlement of any material administrative or judicial proceedings within the past three (3) years;
(xi)    any Contract that results in any Person holding a power of attorney on behalf of Seller or any of its Subsidiaries (including the Purchased Subsidiaries) and/or the Business; or
(xii)    any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to Indebtedness for borrowed money (including capitalized leases), or any guarantee of third party obligations, or any lien securing such Indebtedness or obligations, or any letters of credit, performance bonds or other credit support for the Business that will need to be replaced at the Initial Closing.
(b)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Contract set forth, or required to be set forth, in Schedule 4.09 (each, a “Material Contract”) is a valid and binding agreement of Seller and/or its applicable Subsidiaries party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) neither Seller nor any of its Subsidiaries is in material breach of, or material default under, any Material Contract, except where such breach or default would not reasonably be expected to be material to the Business, and (iii) to the knowledge of Seller, no other party to a Material Contract is in default of such Material Contract. As of the date of this Agreement, no party to any Material Contract has given written, or to the knowledge of Seller oral, notice to Seller or any of its Subsidiaries (including the Purchased Subsidiaries) of its intention to cancel or otherwise terminate any such agreement. Seller has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.
Section 4.10.     Litigation. Except for Excluded Liabilities and for matters related to Taxes, as of the date hereof, and as disclosed in Schedule 4.10 and Schedule 4.13(d): (a) there are no material Actions pending against nor, to the knowledge of Seller, threatened in writing against, the Business, or pertaining to the Purchased Assets or the Purchased Subsidiaries, (b) there is no Action pending, or to the knowledge of Seller, threatened in writing seeking to prevent or challenge the transactions contemplated by this Agreement or the Transaction Documents, and (c) there is no material Action by Seller or any of its Subsidiaries (including the Purchased Subsidiaries) relating to the Business that is pending, or which Seller or any of its subsidiaries (including the Purchased Subsidiaries) has commenced preparations to initiate, against any other Person. There is no material outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Seller, threatened investigation by, any Governmental Authority relating to the Business or pertaining to the Purchased Assets or the Purchased Subsidiaries, any of their respective officers or directors, or the transaction contemplated by this Agreement and the Transaction Documents.
Section 4.11.     Compliance with Laws. Except with respect to (a) matters set forth in Schedule 4.11, Seller and each of its Subsidiaries (including the Purchased Subsidiaries) is, and in the past five (5) years has been, in compliance in all material respects with all Laws applicable to it in its performance of the Business as conducted as of the Initial Closing and with respect to the Purchased Assets or the Purchased Subsidiaries. None of Seller nor any Subsidiary (including the Purchased Subsidiaries) has in the past five (5) years received any written notice of any material violation of, any Law relating to the conduct of the Business, or pertaining to the Purchased Assets or Purchased Subsidiaries.
Section 4.12.     Real Property.
(a)    Schedule 4.12(a) sets forth a true and accurate list of all Leased Real Property. The Purchased Subsidiaries do not currently own, and have never owned any real property. The Leased Real Property constitutes all of the real property used or held for use primarily in the conduct of the Business as currently conducted.
(b)    The Purchased Subsidiaries have good and marketable leasehold interests in the Leased Real Property, in each case free and clear of any Liens other than Permitted Liens. To Seller’s knowledge, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment or compensation therefore, nor, to the knowledge of Seller, has any such condemnation, expropriation or taking been proposed.
(c)    Seller has made available to Buyer a true and correct copy of the Lease (together with any amendments and modifications thereto) for each Leased Real Property. Each such Lease (together with any amendments and modifications thereto) is valid and in full force and effect and represents the entire agreement between the applicable Purchased Subsidiary and the applicable lessor. To Seller’s knowledge there exists no default under any such Lease by the applicable Purchased Subsidiary or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the applicable Purchased Subsidiary or any other party thereto.
(d)    To Seller’s knowledge there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Purchased Subsidiaries for the current use of such real property.
(e)    Except as set forth in Schedule 4.12(e), no Person other than the Purchased Subsidiaries has the right to use the Leased Real Property.
Section 4.13.     Intellectual Property.
(a)    Schedule 4.13(a) contains an accurate and complete list of all patents and patent applications, registered Trademarks and applications for registration of Trademarks, and registered U.S. copyrights and applications for registration thereof, in each case, that are owned by Seller or any of its Subsidiaries and that are included in the Transferred Business Intellectual Property. Except as set forth in Schedule 4.13(a), no item of Transferred Business Intellectual Property listed on Schedule 4.13(a) is the subject to any pending interference, derivation, reissue, reexamination, opposition, cancellation or post-grant proceeding and, to the knowledge of Seller, no such proceeding is threatened. With respect to each item of Transferred Business Intellectual Property listed on Schedule 4.13(a), no Action is pending or, to the knowledge of Seller, is threatened in writing that challenges the ownership, use, validity or enforceability of such item. Each item of Transferred Business Intellectual Property listed on Schedule 4.13(a) that is registered with or issued by a Governmental Authority is subsisting and, to the knowledge of Seller, valid and enforceable. All filing, examination, issuance, post registration and maintenance fees, annuities and the like required with respect to any item of Transferred Business Intellectual Property listed on Schedule 4.13(a) have been timely paid.
(b)    Seller or its Subsidiaries exclusively own, free and clear of any and all Liens other than Permitted Liens, each item of Transferred Business Intellectual Property listed on Schedule 4.13(a).
(c)    Except as disclosed on Schedule 4.13(c), the Transferred Business Intellectual Property and the Retained Business Intellectual Property licensed to Buyer pursuant to the Intellectual Property License Agreement include all Intellectual Property Rights owned by Seller and its Affiliates that are used in, or necessary for, the operation of the Business. Seller owns all of the Retained Business Intellectual Property licensed by Seller to Buyer under the Intellectual Property License Agreement and has the rights and authority to grant the license to be granted to Buyer under the Intellectual Property License Agreement.

(a)    Except as disclosed in Schedule 4.13(d), no Action is pending or, to the knowledge of Seller, threatened alleging that Seller or one of its Subsidiaries has infringed, misappropriated or diluted any Intellectual Property Rights of any other Person in the conduct of the Business. To the knowledge of Seller, the operation of the Business as conducted as of the Initial Closing and the use and exploitation of the Business Intellectual Property in such operation has not infringed upon, misappropriated, violated or diluted, and does not infringe upon, misappropriate, violate or dilute any Intellectual Property Rights of any third party, and neither Seller nor any of its Subsidiaries has received within the prior thirty-six (36) months any written notice asserting that any such infringement, misappropriation or other violation has occurred. To the knowledge of Seller, no Person is infringing, misappropriating or diluting any rights of Seller or any of its Subsidiaries in any Transferred Business Intellectual Property in any material respect.
(b)    Seller and its Subsidiaries have used commercially reasonable measures to protect the secrecy, confidentiality and value of the material trade secrets and confidential information owned by the Purchased Subsidiaries or included in the Transferred Business Intellectual Property. To the knowledge of Seller, there have been no disclosures of any such material trade secrets and confidential information, except pursuant to and in compliance with the terms of a written nondisclosure agreement or similar instrument or written policy.
(c)    All IT Assets used in the Business are owned by Seller or one of the its Subsidiaries or used pursuant to a valid license or other enforceable right. The IT Assets that are used by Seller or any of its Subsidiaries in the Business: (i) are in satisfactory working order in all material respects, (ii) have commercially reasonable security, backups, disaster recovery arrangements and hardware and Software support and maintenance intended to minimize the risk of material error, breakdown, failure or security breach and the likelihood of a material disruption to the operation of the Business if such event does occur, (iii) are configured and maintained in a manner reasonably intended to minimize the risk of introduction of viruses, Trojan horses and other malicious code, and (iv) have not suffered any material error, breakdown, failure or, to the knowledge of Seller, security breach in the last twenty-four (24) months that has caused disruption or damage to the operation of the Business or was reportable to any Governmental Authority.
(d)    All current and former employees, consultants and contractors of Seller and its Subsidiaries who have materially contributed to the development of any Business Intellectual Property have executed and delivered written agreements or are subject to written policies that provide work for hire language or valid written assignments to Seller or one of its Subsidiaries of all such Business Intellectual Property conceived or developed by such employees, consultants or contractors in the course of their employment or engagement with Seller or such Subsidiary.
(e)    Except as disclosed on Schedule 4.13(h), to the knowledge of Seller, there has not been, since January 1, 2016, and there is no currently occurring (i) loss or theft or data or security breach relating to data stored in or on any of the IT Assets, or (ii) unintended, illegal, or improper use or disclosure of or access to any Personal Information in the custody or control of Seller or any of its Subsidiaries or any Person acting at their direction. The collection, use, dissemination, storage, disposal and transfer of Personal Information by and on behalf of Seller or any of its Subsidiaries has at all times been in material compliance with applicable Law, privacy policies, and other contractual obligations binding on Seller or such Subsidiary. No written claim is pending or, to the knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries alleging a violation of any Person’s rights of publicity or privacy in or to any Personal Information.
(f)    Except as set forth on Schedule 4.13(i), each of Seller and its Subsidiaries is in material compliance with all rules and regulations of any relevant payment card association, including the Payment Card Industry (“PCI”) rules and regulations and the Digital Security Standard (“PCI-DSS”) that are applicable to the Business. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13(i), (A) to the extent required by PCI-DSS, each of Seller and its Subsidiaries has completed the most recent annual self-certification or had it completed by an authorized PCI approved vendor, (B) no external scan by or on behalf of Seller of Seller’s PCI-DSS secure network completed in the past eighteen (18) months has revealed any vulnerabilities of “high” criticality that have not been remedied, and (C) to the knowledge of Seller, no material account data compromise with respect to credit card data in the possession or under the control of Seller or any of its Subsidiaries has occurred in the past eighteen (18) months.

Section 4.14.     Title to, Sufficiency and Condition of Assets.
(a)    Seller and its Subsidiaries, in the aggregate, have good title to, or valid leasehold or license interests in, all of the Purchased Assets material to the operation of the Business as currently conducted, free and clear of all Liens except for Permitted Liens. Each Purchased Subsidiary has good title to, or valid leasehold or license interests in, all assets and properties of such Purchased Subsidiary material to the operation of the Business as currently conducted, in each case free and clear of all Liens except for Permitted Liens.
(b)    Other than as set forth in Schedule 4.14(b) and subject to Section 3.06, the Purchased Assets and the assets and properties of the Purchased Subsidiaries, together with all other property and assets the benefit of which is to be provided to Buyer or the Purchased Subsidiaries pursuant to this Agreement and the other Transaction Documents (including the Intellectual Property License Agreement and the Transaction Services Agreement), immediately after the Initial Closing, will constitute all of the assets and properties required to operate the Business in all material respects in substantially the manner conducted on the date hereof by Seller and its Subsidiaries (including the Purchased Subsidiaries).
(c)    The Purchased Assets and the assets and properties of the Purchased Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 4.15.     Permits. Schedule 4.15 sets forth a true and complete list of all material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority (other than Liquor Licenses, the “Permits”) and Liquor Licenses, necessary for the ownership and use of the Purchased Assets and the operation of the Business as currently conducted or ownership of the Purchased Assets. All such Permits and Liquor Licenses are in full force and effect, and there are no lawsuits or other proceedings pending or, to the knowledge of Seller, threatened before any Governmental Authority that seek the revocation, cancellation, suspension, nonrenewal or adverse modification thereof. Neither Seller nor any of its Subsidiaries is or for the past five (5) years has been in material default, and no condition exists that with notice or lapse of time or both would constitute a default under any such Permit or Liquor License.
Section 4.16.     Finders’ Fees. Except for Piper Jaffray & Co., whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.17.     Employee Benefit Plans.
(a)    Schedule 4.17 sets forth a complete and correct list of each material Employee Plan. Seller has made available to Buyer copies (or a written description, if the plan is not reduced to writing, or template or form if one is used) of each material Employee Plan listed on Schedule 4.17, together with (i) any summary plan descriptions with respect thereto, as applicable; (ii) copies of any trust agreements, custodial agreements, insurance policies or contracts, as applicable; (iii) the most recent annual reports (Form 5500 series); and (iv) the most recent financial statements.
(b)    Each Employee Plan has been maintained and administered in compliance with its terms and complies in form and operation with the applicable requirements of ERISA, the Code and any other applicable Laws in all material respects. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or is within the remedial amendment period in which to file, an application for such determination from the Internal Revenue Service, and, to the Seller’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to result in the loss of the qualified status of such Employee Plan or to cause the loss of the sponsor’s ability to rely upon such letter. Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.

(c)    All material contributions and premiums required to have been made by the Seller or any of its Affiliates to an Employee Plan have been timely made on or before the due date thereof or properly accrued in accordance with GAAP. No event has occurred, and, to Seller’s knowledge, no condition exists under Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or under other applicable Laws relating to employee plans, that would, either directly, or by reason of the Seller’s affiliation with any of its ERISA Affiliates, subject, on or after the Initial Closing, the Buyer, the Business or any plan of the Buyer, to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law.
(d)    There is no pending or, to the Seller’s knowledge, threatened action, investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority or by any plan participant or beneficiary relating to an Employee Plan, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans (other than routine claims for benefits) that could reasonably be expected to result in any material liability to the Business, nor, to the knowledge of Seller, is any Employee Plan the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(e)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) result in the payment to any current or former employee, officer, director or consultant of any Purchased Subsidiary, including any Business Employee of any money or other property, including any severance pay, unemployment compensation or any other similar termination payment; or (ii) accelerate, increase or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, officer, director or consultant of any Purchased Subsidiary, including any Business Employee (other than the payout of benefits to Continuing Employees in accordance with any Seller nonqualified deferred compensation plans in accordance with Section 8.06, the obligations of which shall be the sole responsibility and Liability of Seller and its Affiliates).
(f)    Neither Seller nor any of its Affiliates (including any Purchased Subsidiary) is a party to any agreement, contract, arrangement or plan (including any Employee Plan) that would reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any Purchased Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes or other Liabilities incurred with respect to Section 409A or 4999 of the Code.
Section 4.18.     Environmental Compliance.
(a)    The Business and the Purchased Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes maintaining, possessing and complying with any Permits required by applicable Environmental Laws for the operations of the Business;
(b)    (i) No written notice, claim, inquiry, order, request for information, citation or complaint has been made, and (ii) there is no Action pending or, to the knowledge of Seller, threatened, in each case which (A) alleges the material violation of, or material Liability under, any Environmental Law, (B) relates to the Business or the Purchased Subsidiaries, and (C) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the Initial Closing;
(c)    The Business has not caused and, to the knowledge of Seller, no third party Person has caused any contamination, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances at, on, under or from any currently or, to the knowledge of Seller, formerly owned or leased property or facility relating to the Business or the Purchased Subsidiaries that would give rise to a material Liability under any Environmental Law; and

(d)    Seller has delivered to Buyer or otherwise made available to Buyer copies of all material environmental site assessment reports pertaining to real property currently owned or operated by the Business to the extent such environmental reports are in the possession or reasonable control of Seller, the Equity Sellers, or the Purchased Subsidiaries.
Section 4.19.     Employees. There are no labor unions presently representing or, to the knowledge of Seller, engaged in any organizing activity with respect to any Business Employee and neither Seller nor any Affiliate (including any Purchased Subsidiary) is a party to or bound by any collective bargaining agreement covering the Business Employees. There is not presently pending or existing, and, to the knowledge of Seller, there is not threatened in writing, any (i) strike or work stoppage by Business Employees, (ii) any material charge or complaint filed by a Business Employee or a labor union with any labor relations board with respect to the Business, or (iii) application for certification of a collective bargaining agent for one or more groups of Business Employees. The Seller and its Affiliates (excluding the Purchased Subsidiaries) are, with respect to the Business Employees, and the Purchased Subsidiaries are, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, workers compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, and the Seller and its Affiliates (excluding the Purchased Subsidiaries) are not, with respect to Business Employees, and the Purchased Subsidiaries are not, engaged in any material unfair labor practice as defined in the National Labor Relations Act or other applicable Law. Seller has made available to Buyer a list of all of the Business Employees as of the date hereof, as well as the current compensation information and compensation information for the last three (3) years (including salary and target and maximum bonus opportunity, entitlement to any perquisites, such as vehicle allowances, and participation in benefits) and training and certification detail (e.g., Sommelier Level 1) of such Business Employees.
Section 4.20.     Taxes. Except as would not result in a Liability to Buyer or its Affiliates (including the Purchased Subsidiaries) that, in the aggregate, would be material:
(a)    (i) Seller and each applicable Retained Subsidiary (in each case, to the extent related to the Business, the Purchased Assets or Income Taxes of the Seller Group) and each Purchased Subsidiary has filed with the appropriate Taxing Authority all Tax Returns required to be filed through the date hereof, or requests for extensions of time to file such Tax Returns have been timely filed, granted and have not expired, (ii) all such Tax Returns are true, correct and complete, and (iii) Seller and each applicable Retained Subsidiary (in each case, to the extent related to the Business, the Purchased Assets or Income Taxes of the Seller Group) and each Purchased Subsidiary has paid all Taxes required to have been paid by it, except with respect to any Taxes (x) that are being contested in good faith, (y) for which reserves have been established in accordance with GAAP and (z) that are described in Schedule 4.20(a). All Taxes required to have been deducted, withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Business, Purchased Assets or Purchased Subsidiaries have been deducted, withheld and timely paid.
(b)    Neither Seller (to the extent related to the Business, the Purchased Assets or Income Taxes of the Seller Group), any applicable Retained Subsidiary (in each case, to the extent related to the Business, the Purchased Assets or Income Taxes of the Seller Group) nor any Purchased Subsidiary is currently the subject of a Tax audit or examination or Tax inquiry from a Taxing Authority, and there is no such audit, examination or inquiry pending or, to the knowledge of Seller, threatened. No claim has ever been made in writing by a Taxing Authority that Tax Returns not filed with respect to the Business, the Purchased Assets or the Purchased Subsidiaries should have been filed.
(c)    No extension or waiver of the statute of limitations is in effect with respect to the assessment of any Taxes of Seller (to the extent related to the Business or the Purchased Assets), any applicable Retained Subsidiary (in each case, to the extent related to the Business or the Purchased Assets) or any Purchased Subsidiary. No power of attorney with respect to Tax, or closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes, are in effect with respect to the Business, the Purchased Assets or the Purchased Subsidiaries.

(d)    There are no Liens for Taxes upon the Purchased Assets or on any of the assets of the Purchased Subsidiaries other than Permitted Liens.
(e)    None of the Purchased Subsidiaries (i) has been a member of a Tax Group other than Seller Group, (ii) is party to any express or implied Tax sharing, Tax allocation or Tax indemnification agreement or arrangement, or any other agreement to indemnify any other Person for Taxes, other than any such agreement entered into in the ordinary course of business or agreements that do not have the sharing of Taxes as a significant purpose, or (iii) has any liability for the Taxes of any other person, whether as a transferee or successor, by any contract described in clause (ii) or otherwise, other than by reason of being a member of group described in clause (i). During the two-year period ending on the date of this Agreement, none of Seller or its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(f)    None of the Purchased Subsidiaries has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or to a “reportable transaction” that has not been properly reported in the applicable Tax Return.
(g)    Each Purchased Subsidiary identified in Schedule 4.20(g)(i) is, at all times has been (except as otherwise noted in Schedule 4.02(g)(i)) and will at the Initial Closing be, a Disregarded Entity. As of the Initial Closing, each Purchased Subsidiary other than the Purchased Subsidiaries described in the immediately preceding sentence was the subject of a Conversion and, at all times since its Conversion has been, and at the Initial Closing will be, a Disregarded Entity. Neither Seller nor its Affiliates has taken any action inconsistent with the representations in this Section 4.20(g). No Purchased Subsidiary is a partner in a partnership as determined for applicable Income Tax purposes.
(h)    For the avoidance of doubt, no representation or warranty in this Section 4.20 is made (i) with respect to the existence or usability of any net operating loss, capital loss, Tax basis, or other Tax attribute in any Post-Closing Tax Period or (ii) with respect to any Income Tax matters or Tax Returns of the Seller Group, except where specifically referenced.
Section 4.21.     Insurance. Schedule 4.21 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by Seller, to the extent applicable to the Business, including the name of the carriers and the liability limits, whether the policy is “occurrence” or “claims made”, and the name of the policy holder for each such policy. All policies listed on Schedule 4.21 are valid, outstanding and enforceable policies. All premiums with respect thereto have been paid to the extent due. In the past twelve (12) months, Seller has not received (i) any notice of cancellation of any such policies (other than in connection with ordinary renewals), reduction of coverage, material premium increases, or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.
Section 4.22.     Bank Account. Schedule 4.22 sets forth (a) the names of all banks, trust companies, savings and loan associations and other financial institutions (together with addresses thereof) at which a savings, checking, or other account of any nature, certificate of deposit, lock box or safe deposit box, are maintained by and under the sole name of any of the Purchased Subsidiaries and (b) the names of all persons that are authorized as signatories to act or to deal in connection therewith. Except as set forth on Schedule 4.22, no Person holds a power of attorney to act on behalf of any Purchased Subsidiary.
Section 4.23.     Sullivan’s RARE Rewards Members. As of the date hereof, Seller’s RARE Rewards loyalty program currently includes approximately 40,000 customers whose enrollment in such RARE Rewards loyalty program was processed at and whose “home store” is a Restaurant (the “Sullivan’s RARE Rewards Members”).
Section 4.24.     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Article IV, as modified by the Disclosure Schedules, neither Seller nor any other Person makes any other express or implied representation or warranty, including with respect to Seller, its Subsidiaries (including the Shares and the Purchased Subsidiaries), the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims and Buyer shall not be entitled to rely on any other representations or warranties, whether made by Seller, any of its Affiliates or any of their respective Representatives. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to Buyer by Seller, its Affiliates or their respective Representatives (collectively, “Review Documents”) are provided as information only. Buyer shall not rely upon Seller’s provision of any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in this Article IV, as modified by the Disclosure Schedules, Seller has not made, does not make, and has not authorized anyone else to make any representation as to: (a) the accuracy, reliability or completeness of any of the Review Documents; (b) the condition of any building(s), structures or other improvements at the Leased Real Property, including the presence or absence of any Hazardous Substances; (c) the operating condition of the Purchased Assets; (d) the zoning, subdivision and land use Laws or requirements of the Leased Real Property or the conformance of the Leased Real Property with any such zoning, subdivision or land use Laws or requirements; (e) the enforceability of, or Buyer’s ability to obtain the benefits of, any agreement of record affecting the Purchased Assets; (f) the transferability or assignability of any Contract, Liquor License or Permit; or (g) any other matter or thing affecting or relating to the Business, the Shares, the Purchased Subsidiaries or the Purchased Assets.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, AND BUYER SHALL NOT BE ENTITLED TO RELY ON, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS, PROFITABILITY OR VALUE OF ANY OF THE BUSINESS, THE SHARES, THE PURCHASED SUBSIDIARIES OR THE PURCHASED ASSETS.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 5.01.     Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or equivalent organizational power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 5.02.     Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the limited liability company powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document shall be duly and validly executed by Buyer at or prior to the Initial Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 5.03.     Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority.
Section 5.04.     Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (i) violate the Organizational Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer (except, in the case of clauses (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents).
Section 5.05.    Funds. As of the Initial Closing, Buyer will have sufficient unrestricted cash on hand and readily available for Buyer to consummate the transactions contemplated by this Agreement, make the cash payments required by Section 3.08(b)(i) and pay in cash all fees, expenses and other amounts required to be paid by Buyer in connection with the transactions contemplated hereby.
Section 5.06.     Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened in writing against, Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.
Section 5.07.     Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Initial Closing, Buyer and each of its Affiliates (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 5.08.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 5.09.     Inspections; No Other Representations; Non-Reliance. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets and the Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Business. Buyer acknowledges and agrees that the Purchased Assets and the Shares are sold “as is”, except as expressly set forth in this Agreement or any other agreement or certificate delivered in connection herewith, including the Transaction Documents. Buyer agrees to accept the Purchased Assets, the Shares, the Purchased Subsidiaries and the Business in the condition they are in on the Initial Closing Date based on its own inspection, examination and determination with respect to all matters, and Buyer expressly acknowledges and agrees that it is not relying on any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or any other agreement or certificate delivered in connection herewith, including the Transaction Documents. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its Representatives with respect to the Business.
Section 5.10.     Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
ARTICLE VI
COVENANTS
Section 6.01.     Conduct of the Business. From the date hereof until the Initial Closing Date, except (a) as required by applicable Law, (b) as necessary to effectuate the transfer of the Purchased Subsidiaries and Purchased Assets, (c) as otherwise expressly permitted or required under any Transaction Document, (d) with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or (e) would otherwise have been required to be set forth on Schedule 4.07 had it occurred after the Financial Statement Date and prior to the date hereof, Seller shall, and shall cause its Subsidiaries to, conduct the Business in all material respects in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the present business organizations and goodwill of the Business, preserve the present relationships of the Business with suppliers and maintain the Leased Real Property in good repair and operating condition (subject to normal wear and casualty or condemnation excepted). For the avoidance of doubt, Seller shall be permitted to (x) collect all cash from the Restaurants prior to the Initial Closing Date and (y) receive and retain all payments related to the Business prior to the Initial Closing Date. Notwithstanding anything to the contrary in this Agreement, Buyer may not, prior to or on the Initial Closing Date, control, manage or otherwise interfere with the Seller’s conduct of the Business. Without limiting the generality of the foregoing, from the date hereof until the Initial Closing Date, Seller shall not and shall cause its Subsidiaries not to:
(a)    sell, lease, license or otherwise dispose of any material Purchased Asset or material asset of the Purchased Subsidiaries, or in either case, any interests therein, except (i) pursuant to existing Contracts, or (ii) otherwise in the ordinary course of business consistent with past practice in all material respects;
(b)    create or otherwise incur any Lien on any material Purchased Asset or any asset of any Purchased Subsidiary, other than Permitted Liens;
(c)    incur any capital expenditures with respect to the Business, except pursuant to existing Contracts;
(d)    other than in connection with actions permitted by Section 6.01(c) or as otherwise contemplated by this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice in all material respects;
(e)    enter into any Contract that would be required to be disclosed in Schedule 4.09 if such Contract were in place as of the date of this Agreement, other than in the ordinary course of business consistent with past practice in all material respects and other than any Replacement Contracts;
(f)    except as required by Law or to create a Replacement Contract, amend or otherwise modify in any material respect any Material Contract, other than any amendment or modification entered into in the ordinary course of business or containing terms, taken as a whole, not materially less favorable to the Business than the terms of any similar Material Contract in effect as of the date of this Agreement;

(g)    enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Business or any of the Purchased Subsidiaries after the Initial Closing Date from engaging or competing in any line of business, in any location or with any Person;
(h)    settle, or offer or propose to settle, any material Action involving the Business or relating to the transactions contemplated by this Agreement, other than any Excluded Liability or in the ordinary course of business consistent with past practice in all material respects;
(i)    with respect to any Purchased Subsidiary, make (except in the ordinary course of business), change or revoke any material Tax election, enter into any material closing agreement or other Tax related agreement, settle any material Tax claim, audit or assessment, file any material amended Tax Return, take any affirmative action to surrender any right to claim a material Tax refund, extend any applicable statute of limitations (other than at the Seller Group level), in each case except if such action will have no adverse effect on the Tax Liability of Buyer or its Affiliates (including the Purchased Subsidiaries) in a Post-Closing Tax Period;
(j)    make any material change in any method of accounting or accounting practice of Seller or any of its Subsidiaries with respect to the Business (including the Purchased Subsidiaries), except for any such change required by reason of a change in GAAP or other applicable accounting standards;
(k)    except as required by applicable Law or the terms of an existing Contract or Employee Plan as of the date of this Agreement: (i) enter into any collective bargaining agreement or any employment, deferred compensation, severance, termination, retention, change in control, sales bonus, retirement or other similar agreement with any Business Employee (or any amendment to any such existing agreement, except that such agreements may be assigned to the Purchased Subsidiaries), (ii) adopt any new employee benefit plan or arrangement covering any Business Employee, or (iii) materially amend or modify any existing Employee Plan for the benefit of the Business Employees, other than amendments or modifications that are generally applicable to all of Seller’s employees and that do not result in increased cost with respect to the Business Employees of $50,000 or more;
(l)    grant any increase in the rates or terms of compensation payable, or to become payable, to any Business Employee (including any such increase pursuant to any Employee Plan), except as required by any labor or other agreement or Employee Plan in effect as of the date hereof or by applicable Law;
(m)    adopt, approve, consent to or propose any change in the respective Organizational Documents of any of the Purchased Subsidiaries, including, for the avoidance of doubt, in connection with the Conversions;
(n)    amend, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;
(o)    abandon or permit the lapse of any Transferred Business Intellectual Property that is registered or issued or the subject of a pending application; or
(p)    agree or commit to do any of the foregoing.
Section 6.02.     Pre-Closing Access. Subject to confidentiality obligations and similar restrictions that may be applicable to permitting access to or to information furnished to Seller or any of its Subsidiaries by third parties that may be in Seller’s or any of its Subsidiaries’ possession from time to time, from the date hereof until the Initial Closing Date, Seller shall, and shall cause its Subsidiaries to, (a) give Buyer and its Representatives reasonable access to the offices, properties, books and records of Seller and its Subsidiaries, in each case, to the extent relating to the Business, (b) furnish to Buyer and its Representatives such financial and operating data and other information, in each case, to the extent relating to the Business as such Persons may reasonably request and (c) cause the employees, counsel and financial advisors of Seller and its Subsidiaries to reasonably cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or its Subsidiaries, including, in the case of Buyer and its Representatives visiting any Restaurant, at least a twenty-four (24) hour prior notice to Seller and limiting such visits, at Seller’s reasonable discretion, to non-peak business hours at any such location. Notwithstanding the foregoing, (i) Buyer shall not have access to (A) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information which would violate applicable Law or which in Seller’s opinion is sensitive or the disclosure of which could subject Seller or any of its Subsidiaries to risk of Liability, (B) any properties of Seller or its Subsidiaries (whether owned or leased) for purposes of conducting any environmental sampling or testing or any other invasive sampling or testing, (C) any information to the extent relating to any Excluded Asset or Excluded Liability or (D) information relating to the Retained Businesses, and (ii) as and to the extent necessary to avoid contravention or waiver, Seller and its Subsidiaries may withhold any document or information the disclosure of which could reasonably be expect to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable, Seller and its Subsidiaries shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (ii) apply. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, prior to the Initial Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any employees or consultants of, vendors to, or customers of, Seller or its Subsidiaries about the Business, this Agreement or the transactions contemplated hereby.
Section 6.03.    North Carolina Restaurants. From the date hereof until the North Carolina Closing Date, except (a) as required by applicable Law, (b) as expressly permitted or required under any Transaction Document, (c) as necessary to effectuate the transfer of the North Carolina Shares at the North Carolina Closing or (d) with Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall not (i) sell, transfer or pledge the Shares of the North Carolina Subsidiary, (ii) take any other corporate action in respect of the North Carolina Subsidiary, or (iii) cause the North Carolina Subsidiary to take any action outside the ordinary course of business consistent with past practice or otherwise take any action described in Sections 6.01(a)-(p).
Section 6.04.    Delaware Restaurant. From the date hereof until the Delaware Closing Date, except (a) as required by applicable Law, (b) as expressly permitted or required under any Transaction Document, (c) as necessary to effectuate the transfer of the Delaware Shares at the Delaware Closing or (d) with Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall (i) not sell, transfer or pledge the Shares of such Purchased Subsidiary, (ii) not take any other corporate action in respect of the Delaware Subsidiary, or (iii) cause the Delaware Subsidiary to take any action outside the ordinary course of business consistent with past practice or otherwise take any action described in Sections 6.01(a)-(p).
Section 6.05.    Bulk Transfer Laws. Notwithstanding anything to the contrary in this Agreement, Buyer waives any rights against Seller and its Subsidiaries with respect to non-compliance by Seller or its Subsidiaries with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
Section 6.06.     Regulatory Approvals. Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).
Section 6.07.     Permits; Liquor Licenses.
(a)    Buyer shall use its commercially reasonable efforts to secure from the applicable Governmental Authority consent to (i) the issuance of any necessary temporary or provisional Permits required for Buyer’s continued operation of the Restaurants; and (ii) all Permits required for the operation of the Restaurants that are not transferable by Seller at the Initial Closing. As applicable, Buyer shall comply with and carry out any and all of the requirements, demands, requests, rules, and regulations of the local issuing authority, so as to expedite the approval of the issuance or transfer of such Permits. To the extent that any Permit has not been transferred or reissued to or obtained by Buyer prior to the Initial Closing, for up to one hundred and eighty (180) days after the Initial Closing Date, Seller shall use its commercially reasonable efforts, at Buyer’s reasonable request, to assist Buyer with obtaining any such Permits. Notwithstanding the foregoing, Seller shall not be required to incur any Liabilities, or provide any financial accommodation, in order to transfer, reissue or obtain any such Permits with respect to the purchase and sale of the Purchased Assets or the operation of the Business.
(b)    Without limiting the foregoing, Buyer shall be responsible for securing from the applicable licensing authorities any consent required in respect of the change of control of the Purchased Subsidiaries with respect to all Liquor Licenses held by the Purchased Subsidiaries and the issuance of any necessary temporary or provisional Liquor Licenses required for Buyer’s continued operation of the Restaurants after the Initial Closing, the North Carolina Closing and the Delaware Closing, as applicable. Buyer shall comply with and carry out any and all of the requirements, demands, requests, rules, and regulations of the state and/or local issuing authority, so as to expedite the approval of the issuance or transfer of such Liquor License and temporary or provisional Liquor Licenses and shall file all necessary notifications. Seller and its Subsidiaries shall use commercially reasonable efforts to cooperate with Buyer in transferring or obtaining the Liquor Licenses required to operate the Restaurants, provided that upon Buyer’s request, Seller shall review and respond promptly following delivery by Buyer to Seller (but in no event later than ten (10) Business Days following such delivery) of any documents or forms required to be submitted to any Governmental Authority in respect of any Liquor License and provide any required documentation or authorization on behalf of Seller required under applicable Law with respect thereto. Notwithstanding anything to the contrary in this Section 6.07, Seller and its Subsidiaries shall not be required to incur any Liabilities, or provide any financial accommodation, in order to transfer, reissue or obtain any such Liquor Licenses. Seller and its Subsidiaries shall in no event be required to take any action in violation of Law applicable to the Liquor Licenses.
(c)    If requested by Buyer, Seller will cause at least one officer or manager listed on each Liquor License (to be designated by Seller) to remain in such position following the Initial Closing, and solely for the purposes of facilitating renewals of any Liquor Licenses with the applicable Governmental Authority (each, a “Temporary Officer”). Each such Temporary Officer shall remain an officer or manager listed on the applicable Liquor License until such time as Buyer has submitted the applicable change of officer, authorized person or similar filing required by applicable Law to replace such Temporary Officer, each of which Buyer shall submit as promptly as practicably after the Initial Closing Date, or such later time as may be mutually agreed by Buyer and the applicable Temporary Officer. Buyer shall indemnify and hold harmless each such Temporary Officer against any Damages arising out of such Temporary Officer’s continued service as an officer or manager listed on the applicable Liquor License. Upon the submission of the applicable change of officer, authorized person or similar filing in respect of any Liquor License replacing any Temporary Officer, the Temporary Officer shall promptly resign or be removed without cause from each such position.
Section 6.08.     Certain Shared Contracts. For a period of ninety (90) days after the Initial Closing, at Buyer’s request, Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate and shall use their commercially reasonable efforts to cause any Shared Contract listed on Schedule 6.08 so requested by Buyer to be replaced with separate contract rights and obligations (each a “Replacement Contract”) that provide Buyer or any Purchased Subsidiary with contract rights and obligations under such Shared Contract that are reasonably similar to those contract rights and obligations that were utilized by Seller in the conduct of the Business prior to the Initial Closing. Buyer shall be solely responsible for any additional costs or fees arising from and under any Replacement Contract or in connection with any arrangement with respect thereto described in this Section 6.08. It is acknowledged that for the purposes of this Section 6.08 changes in volume and related pricing metrics, as well as changes to reflect the needs of the applicable Party, shall not be considered when determining whether contract rights and obligations are “reasonably similar.”
Section 6.09.     Post-Closing Asset Transfers; Deemed Conveyance of Excluded Assets. In the event that at any time or from time to time after the Initial Closing Date, Seller or any of its Retained Subsidiaries receives any asset that constitutes a Purchased Asset hereunder, Seller shall promptly transfer, or cause to be transferred, such asset to Buyer, for no additional consideration. Prior to any such transfer, Seller shall hold such asset in trust for the benefit of Buyer. In the event that at any time or from time to time after the Initial Closing Date, Buyer or its Affiliates, including the Purchased Subsidiaries, receives or otherwise possess any Excluded Asset, Buyer shall promptly transfer, or cause to be transferred, such property or asset to Seller or the appropriate Retained Subsidiary, for no additional consideration. To the extent any Excluded Asset, or asset that would be an Excluded Asset if owned or otherwise held by Seller or any Retained Subsidiary as of the Initial Closing Date, is held or owned by a Purchased Subsidiary, such asset shall be deemed to have been conveyed to Seller for no additional consideration as of immediately prior to the Initial Closing without any further action required on the part of any party.
Section 6.10.     Intercompany Balances. Effective as of the Initial Closing, all intercompany balances between and among the Purchased Subsidiaries, on the one hand, and Seller or any of the Retained Subsidiaries, on the other hand, shall have been eliminated, by discharge or otherwise.
Section 6.11.     Business Guarantees.
(a)    From and after the date hereof, (a) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of its Subsidiaries to be substituted in all respects for Seller or any Retained Subsidiary in respect of, all obligations under such Business Guarantees, (b) Buyer shall indemnify and hold harmless Seller Indemnitees for any Damages arising from or relating to such Business Guarantees, including any fees in connection with the issuance and maintenance of any letters of credit, and (c) Buyer shall not permit any of the Purchased Subsidiaries to (i) renew or extend the term of (other than the exercise of existing renewal options expressly set forth in the applicable Contract), (ii) increase its obligations under, (iii) transfer to a third party (other than in connection with a full sale of the Business to such third party pursuant to which such third party has expressly agreed in writing to be bound by the same obligations as Buyer under this Section 6.11, mutatis mutandis; provided, that no such transfer shall relieve Buyer of its obligation to indemnify the Seller Indemnitees under this Section 6.11), or (iv) amend in any manner that would reasonably be expected to increase the Liabilities or other obligations of Seller under or related to, any loan, Contract or other obligation underlying any such Business Guarantee; provided, however, that nothing contained herein will preclude Buyer from exercising existing options to renew or extend any Lease or any amendment so long as the beneficiary of the applicable Business Guarantee shall have executed an agreement expressly agreeing to limit the Liability of Seller under the applicable Business Guarantee to those Liabilities in existence as of immediately prior to such amendment. To the extent that Seller or the Retained Subsidiaries have performance obligations under any Business Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by Seller so as to put Seller and the Retained Subsidiaries in the same position as if Buyer, and not Seller or a Retained Subsidiary, had performed or were performing such obligations.
(b)    Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Initial Closing Date, (i) Seller and the Retained Subsidiaries may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees that would not result in a breach of or default under the loan, Contract or other obligation underlying such Business Guarantee, provided that Seller shall not, without notice to the Buyer, contact any third party under any loan, Contract or other obligation underlying the applicable Business Guarantee in respect of such Business Guarantee, and, further, Buyer shall have right to participate in any discussions between Seller and the Retained Subsidiary, on the one hand, and any third party under such loan, Contract or other obligation underlying the applicable Business Guarantee related to such Business Guarantee; and (ii) neither Seller nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit, bonds or similar securities issued on behalf of any Purchased Subsidiary or the Business after the expiration thereof.
(c)    Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 6.11(c), in the event the landlord under the Baton Rouge Lease (the “Baton Rouge Landlord”) so requests, Seller shall execute such additional documentation as is reasonably requested to evidence the extended Business Guarantee covering all of tenant’s obligations under the Baton Rouge Lease from July 1, 2022 through June 30, 2027, as referenced and solely to the extent expressly provided in Section 6 of the Second Baton Rouge Amendment

(the “Extended Guarantee”); provided that (i) Buyer has not initiated or originated any discussion with the Baton Rouge Landlord in respect of such Extended Guarantee, and (ii) Buyer is unable, following the use of commercially reasonable efforts, to cause Buyer or one of its Subsidiaries to be substituted in all respects for Seller in respect of, all obligations under such Extended Guarantees. Notwithstanding the foregoing, if Buyer takes any affirmative actions to cease business operations at the premises subject to the Baton Rouge Lease, Seller shall have no further obligations under this Section 6.11(c) to the extent the Extended Guarantee has not been previously requested by the Baton Rouge Landlord in accordance with this Section 6.11(c).
Section 6.12.     Intellectual Property Matters.
(a)    Except to the extent permitted in accordance with this Section 6.12 or the Intellectual Property License Agreement, (i) Buyer and its Affiliates shall not use or display any of the Trademarks used or held for use in connection with the Retained Business, including but not limited to any Trademarks containing the element “Del Frisco’s” (the “Seller Marks”), and (ii) subject to Section 6.12(b) (and other than incidental use in connection with the continued ownership of the North Carolina Shares and the Delaware Shares prior to the North Carolina Closing and Delaware Closing, respectively), Seller and the Retained Subsidiaries shall not use or display any of the Trademarks constituting Transferred Business Intellectual Property, including the Trademarks listed on Schedule 4.13(a) (the “Business Marks” and, together with the Seller Marks, the “Marks”).
(b)    For a period of six (6) months following the Initial Closing Date, Seller and its Affiliates shall have the right to (i) maintain signage (including but not limited to signs and banners on buildings, vehicles and digital platforms) bearing any Business Marks that exists as of the Initial Closing in substantially the same manner such signage was used in the Retained Business prior to the Initial Closing and (ii) continue to use business cards, stationery, and similar materials bearing the Business Marks that exist as of the Initial Closing in substantially the same manner such materials were used in the Retained Business prior to the Initial Closing; provided, however, that subject to Section 6.08(a) above, as promptly as reasonably practicable after the Initial Closing, but in no event after the end of such six (6) month period, Seller shall, and shall cause its Affiliates to, cease and discontinue any use of the Business Marks.
(c)    For a period of six (6) months following the Initial Closing Date, Buyer and its Affiliates operating the Business shall have the right to (i) maintain signage (including signs on buildings and vehicles) bearing any Seller Marks that exists as of the Initial Closing in substantially the same manner such signage was used in the Business prior to the Initial Closing, and (ii) continue to use business cards, stationery, and similar materials bearing the Seller Marks that exist as of the Initial Closing in substantially the same manner such materials were used in the Business prior to the Initial Closing; provided, however, that as promptly as reasonably practicable after the Initial Closing, but in no event after the end of such six (6) month period, Buyer shall, and shall cause its Affiliates to cease and discontinue any use of the Seller Marks.
(d)    Notwithstanding anything to the contrary in this Section 6.12, following the Initial Closing Date, (i) Seller shall not be in breach of this Section 6.12 by reason of (A) the sale or distribution of any gift cards bearing the Business Marks that have been printed or are in production as of the Initial Closing Date, or (B) the appearance of the Business Marks on any historical memorabilia or digital platforms (including, but not limited to, those found on Seller’s social media accounts) retained by Seller and its Affiliates (including, during the Rewards Reimbursement Period, digital platforms in respect of the RARE Rewards loyalty program); and (ii) neither Party shall be in breach of this Section 6.12 by reason of (A) the use of existing stocks of office supplies, stationery, and similar materials bearing the Marks of the other Party to exhaust such stocks and the use of manuals, handbooks, guidelines and similar materials bearing the Marks of the other Party that exist as of the Initial Closing, in each case, for internal purposes only, (B) the appearance of the Marks of the other Party in print or digital location services or other directories or in or on any third party’s publications (in each case, in whatever format or medium) distributed, posted or ordered to be printed in the ordinary course of business prior to the Initial Closing Date, and that are generally available to the public, or any other similar uses by any such third party over which such first Party and its Affiliates have no control, (C) the use of the Marks of the other Party in a non-trademark manner for the sole purpose of conveying to customers or the general public the historical origins and relationships of their businesses, (D) the use of the Marks on materials where the right to revoke the license or permission does not exist or cannot be effected by the applicable Party through the exercise of commercially reasonable effort (such as websites controlled by third parties, client references or case studies, or shared billboards or other shared structures), or (E) the use of the Marks of the other Party to the extent required under applicable Law or pursuant to recorded documents.
(e)    At least one (1) Business Day prior to the Initial Closing, Seller and each Purchased Subsidiary shall execute an Intellectual Property Quitclaim Assignment in favor of Seller in the form attached as Exhibit G hereto in respect of the Shared Recipes, certain menu item names (as set forth on Schedule A-1 in to the Intellectual Property License Agreement) and all other Intellectual Property Rights, other than the Transferred Business Intellectual Property.
Section 6.13.     Insurance. From and after the Initial Closing Date, the Purchased Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs. Seller or its Affiliates may, to be effective at the Initial Closing, amend any insurance policies in the manner they deem appropriate to give effect to this Section 6.13. From and after the Initial Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Purchased Subsidiaries and the Business and for promptly providing evidence thereof, as may be required, to third parties under any Contract or Lease.
Section 6.14.     Legal Proceedings; Production of Witnesses; Privileged Matters.
(a)    From and after the Initial Closing Date, (i) except to the extent that Buyer is seeking indemnification pursuant to Article X, in which case the provisions of Article X shall govern, Buyer shall have exclusive authority and control over the investigation, prosecution, defense, and appeal of all Actions to the extent covering the Assumed Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action, without the consent of Seller, and (ii) Seller shall have exclusive authority and control over the investigation, prosecution, defense, and appeal of all Actions in respect of the Excluded Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyer. Without limiting the foregoing, if any Action involves both an Assumed Liability and an Excluded Liability, then (i) the Parties and their respective applicable Affiliates shall cooperate in good faith in the investigation, prosecution, defense, and appeal of such Action, and upon reasonable request, Seller (or its applicable Affiliate) and Buyer (or its applicable Affiliate) shall enter into a written joint defense agreement in a form reasonably acceptable to such parties. Furthermore, Seller (or its applicable Affiliate) and Buyer (or its applicable Affiliate) shall enter into a written joint defense agreement in a form reasonably acceptable to such parties with respect to any Action as Seller may reasonably request. Notwithstanding anything in this Agreement to the contrary, following the Initial Closing Date, Seller may at any time, in its sole and absolute discretion, by giving written notice to Buyer, assume exclusive authority and control over the investigation, prosecution, defense and appeal of any Action with respect to any Assumed Liability, to the extent such Action involves both the Business and the Retained Business and to the extent such Action is based on or arises from any act, omission or circumstance existing or occurring at any time prior to the Initial Closing. In the event Seller chooses to exercise its rights pursuant to the foregoing sentence, the portion of such Assumed Liability that relates to acts, omissions or circumstances existing or occurring prior to the Initial Closing shall be considered to be an Excluded Liability for all purposes hereunder, and in order to settle or compromise, or consent to the entry of any judgment with respect to, any Action constituting such Excluded Liability, Seller and Buyer, and their respective Affiliates, must comply with the provisions of Section 10.03(b) instead of this Section 6.14 with respect to such settlement or compromise.
(b)    From and after the Initial Closing, Seller, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees, and agents for fact finding, consultation, and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Businesses, prior to or after the Initial Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons, the Business and the Retained Businesses, as applicable. Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, but excluding officers’ or employees’ salaries, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 6.14.

(c)    Notwithstanding the foregoing, the provisions of Article VII shall govern with respect to Tax-related matters to the extent any provision in Article VII is in conflict with Section 6.14(a) or Section 6.14(b). For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 6.14(a) or Section 6.14(b), Section 10.03 or Article VII, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided, further, that this shall not limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.
(d)    The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the Retained Businesses (collectively, “Privileges”), shall be governed by the provisions of this Section 6.14(d). With respect to matters relating to the Retained Businesses, the Excluded Assets or the Excluded Liabilities, in each case regardless of whether such matters also relate to the Business, the Purchased Assets, or the Assumed Liabilities, and with respect to all business records, documents, communications, or other information (collectively, “Information”) of Seller, the Retained Subsidiaries or any of their respective Affiliates prepared in connection with this Agreement or the transactions contemplated hereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates (including, as of the Initial Closing Date, the Purchased Subsidiaries) shall take no action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Initial Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business (except for the Excluded Liabilities, Information prepared in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, or matters that also relate to the Retained Businesses, the Excluded Assets, or the Excluded Liabilities). However, Buyer may not assert any such Privileges of Buyer related to advice or communications prior to the Initial Closing relating to the Business against Seller and its Affiliates. Seller and its Affiliates shall take no action after the Initial Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 6.14(d) shall apply to all Information as to which Seller, its Affiliates or the Purchased Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Seller or its Affiliates, or Buyer and its Affiliates (including, as of the Initial Closing Date, the Purchased Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Affiliates or Buyer or its Affiliates (including, as of the Initial Closing Date, the Purchased Subsidiaries), as the case may be, obtains knowledge that any current or former employee of Seller, its Affiliates or the Purchased Subsidiaries or Buyer or its Affiliates (including, as of the Initial Closing Date, the Purchased Subsidiaries), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.14(d) or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Initial Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.14(d), to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other Information being granted pursuant to Section 6.14, Section 6.15, and Section 10.03 and Article VII, the agreement to provide witnesses and individuals pursuant to this Section 6.14 and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.14(d) or otherwise.

Section 6.15.     Books and Records; Post-Closing Access.
(a)    As soon as practicable after the Initial Closing Date and in no event later than 45 days after the Initial Closing, as permitted by Law, Seller shall deliver or cause to be delivered to Buyer all Business Records then in the possession of Seller or any Retained Subsidiary. The foregoing shall be limited by the following specific provisions:
(i)    To the extent any document (other than that stored on electronic media) can be subdivided without unreasonable effort and into two portions, one of which constitutes a Business Record and the other of which does not, such document (other than that stored on electronic media) shall be so subdivided, and the original or copy of the portion of such document (other than that stored on electronic media) which constitutes a Business Record shall be provided to Buyer;
(ii)    To the extent that any files or documents constituting Business Records are mixed together with any documents or files that are not Business Records in a way that prevents their separation without unreasonable effort and into two portions, Seller shall not be required to perform such separation unless specifically requested by Buyer and then at Buyer’s sole cost and expense;
(iii)    Seller shall not be required to conduct any company-wide search or investigation of files;
(iv)    Seller shall not be required to deliver to Buyer books and records or portions thereof (i) if such delivery would violate any applicable Law or (ii) which are subject to confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by Buyer, Seller shall use its commercially reasonable efforts to seek a waiver of such confidentiality restriction;
(v)    Seller may refuse to furnish any Information if it believes in good faith that doing so presents, based on an advice of counsel (which can be inside counsel), a significant risk of loss of the ability to successfully assert a claim of legal privilege or work-product privilege; provided that the Parties shall cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of privilege; and
(vi)    Seller may redact any Information covered by this Section 6.15 as and to the extent such Information relates to the Retained Businesses, the Excluded Assets or the Excluded Liabilities.
(b)    Seller and its Affiliates may retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of Seller or any of its Affiliates relating to the conduct of the Business or the Purchased Subsidiaries on or before the Initial Closing Date (and, in respect of the North Carolina Subsidiary and the Delaware Subsidiary, on or before North Carolina Closing and Delaware Closing, respectively). Buyer agrees to hold at least one copy of all Business Records that constitute Purchased Assets and all Business Records of the Purchased Subsidiaries and not to destroy or dispose of such copy for a period of seven (7) years from the Initial Closing Date or such longer time as may be required by Law, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender all or any portion of such Business Records to Seller upon Seller’s request.
(c)    From and after the Initial Closing, Buyer shall, and shall cause its Affiliates, including the Purchased Subsidiaries, to (i) give Seller and its Representatives reasonable access to the offices, properties and Business Records of Buyer and its Affiliates during normal business hours, including the Purchased Subsidiaries, relating to the Business and operations of the Purchased Subsidiaries on or before the Initial Closing Date and (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the Business and the operations of the Purchased Subsidiaries on or before the Initial Closing Date, in each case, to the extent reasonably requested in connection with accounting requirements. From and after the Initial Closing, Seller shall, and shall cause the Retained Subsidiaries, to (A) give Buyer and its Representatives reasonable access to the offices, properties and Business Records of Seller and the Retained Subsidiaries during normal business hours relating to the Business on or before the Initial Closing Date and (B) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business on or before the Initial Closing Date, in each case, to the extent reasonably requested by Buyer in connection with accounting needs. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, either Party may withhold such access, as and to the extent necessary to avoid contravention or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 6.15(c) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.
(d)    Notwithstanding the foregoing, the provisions of Article VII shall govern with respect to Tax-related matters to the extent any provision in Article VII is in conflict with this Section 6.15.
Section 6.16.     Confidentiality.
(a)    After the Initial Closing, Seller shall not, and shall cause its Representatives and Retained Subsidiaries not to, directly or indirectly, for a period of three (3) years after the Initial Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information included in the Purchased Assets; provided that the foregoing restriction shall not (a) apply to any information that (i) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.16(a)), (ii) is or becomes generally available to Seller from a source other than Buyer or its Affiliates or Representatives, provided that such source is not known by Seller to be bound by a duty of confidentiality with Buyer or its Affiliates, or (iii) Seller can establish was independently developed by Seller or any of its Affiliates (other than by the Business prior to the Initial Closing), without use of any confidential information included in the Purchased Assets, or (b) prohibit any disclosure (i) required by Law or the rules and regulations of any applicable national securities exchange so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (ii) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
(b)    After the Initial Closing, Buyer shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, for a period of three (3) years after the Initial Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Businesses or included in the Excluded Assets; provided that the foregoing restriction shall not (a) apply to any information that (i) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.16(b) or any other confidentiality obligations owed to Seller), (ii) is or becomes generally available to Buyer from a source other than Seller or its Affiliates or Representatives, provided that such source is not known by Buyer to be bound by a duty of confidentiality with Seller or its Affiliates, or (iii) Buyer can establish was independently developed by Buyer or any of its Affiliates (other than by the Business prior to the Initial Closing), without use of any confidential information with respect to the Retained Businesses or included in the Excluded Assets, or (b) prohibit any disclosure (i) required by Law or the rules and regulations of any applicable national securities exchange so long as, to the extent legally permissible, Buyer provides Seller with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (ii) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby. The Confidentiality Agreement shall remain in full force and effect and shall not be affected by the execution of this Agreement. This Section 6.16(b) shall not apply to the Shared Recipes, which are governed by the Intellectual Property License Agreement.

Section 6.17.     Public Announcements. Seller and Buyer agree that, from the date hereof through the Initial Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party, except that (a) Seller and Buyer may make announcements as they may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any national securities exchange, (b) each of Seller and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations, and (c) Seller may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts, shareholders and institutional investors and in press interviews; provided, that with respect to the Business (except to the extent it relates to Seller’s activities with respect to the effect on Seller of the separation or disposition of the Business), to the extent practicable, Seller will try in good faith to remain within the bounds of Seller’s prior disclosures. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press releases to be issued (i) on the date hereof and (ii) on or promptly (and in any event within two (2) Business Days) after the date of this Agreement and a joint press release to be issued on the Initial Closing Date.
Section 6.18.     Non-solicit.
(a)    For a period of twelve (12) months following the Initial Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates, directly or indirectly, to solicit (or cause to be directly or indirectly solicited) or hire any Business Employee; provided that the foregoing restriction shall not apply to (i) Business Employees who are involuntarily terminated by Buyer, (ii) generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at such Business Employees or hiring that results therefrom, or (iii) hourly restaurant-level employees.
(b)    For a period of twelve (12) months following the Initial Closing Date, Buyer shall not, directly or indirectly (through the Purchased Subsidiaries or otherwise), to solicit (or cause to be directly or indirectly solicited) or hire any employee of Seller or its Retained Subsidiaries as of immediately prior to the Initial Closing (other than the Business Employees); provided that the foregoing restriction shall not apply to (i) any such employees who are involuntarily terminated by Seller or its Retained Subsidiaries, (ii) generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at such employees or hiring that results therefrom, or (iii) hourly restaurant-level employees.
Section 6.19.     Sullivan’s Customer Data. Promptly following the Initial Closing Date, Seller shall (a) prepare a draft of a new privacy policy (collectively, the “Proposed Privacy Terms”) that, amongst other clauses, includes the end customer’s consent to (i) the transfer of the end customer’s personally identifiable information collected and stored by Seller and its Subsidiaries in connection with (A) the gift cards purchased in-store at a Restaurant (each, a “Sullivan’s Gift Card User”) (to the extent such personally identifiable information was so collected and stored, but specifically excluding credit card or other payment information), (B) RARE Rewards loyalty program, and/or (C) the Sullivan’s Email Database, as applicable pursuant to the sale of the Purchased Assets to Buyer, (ii) receiving marketing messages via email from Buyer with respect to the Restaurants, subject to Buyer’s compliance with the CAN-SPAM Act and any other applicable Laws, and (iii) such other terms as are reasonably requested by Buyer in writing; and (b) prepare a form of email notice to (i) the Sullivan’s Gift Card Users, (ii) the Sullivan’s RARE Rewards Members, and (iii) the customers otherwise included in the Sullivan’s Email Database that (A) explicates the Proposed Privacy Terms as well as the Buyer’s privacy policy per text provided by the Buyer separately (and reasonably acceptable to Seller), which privacy policy (the “Buyer Privacy Policy”) will be linked to the notice in order to govern the Buyer’s use of the end customer’s data following the transfer thereof to the Buyer; (ii) states that such Proposed Privacy Terms and Buyer Privacy Policy shall take effect on a fixed date provided separately by Buyer that is at least thirty (30) after the date of the final such email notice (the “Consent Effective Date”), and (iii) allows the end customer to opt out of the Proposed Privacy Terms and/or Buyer Privacy Policy (the “Amendment Notice”). Buyer shall have five (5) business days to accept or reject the Proposed Privacy Terms and Amendment Notice, at its reasonable discretion, in writing. Promptly following approval of the Proposed Privacy Terms and Amendment Notice, Seller shall email the Amendment Notice with the Proposed Privacy Terms to (i) the Sullivan’s Gift Card Users, (ii) the Sullivan’s RARE Rewards Members and (iii) the customers otherwise included in the Sullivan’s Email Database, in each case utilizing such email address as is then on file. The personally identifying information of any end customer who rejects the Proposed Privacy Terms or who rejects the Buyer Privacy Policy shall be removed from the database of such Sullivan’s Gift Card Users, Sullivan’s RARE Rewards Members and the Sullivan’s Email Database, as applicable, and such redacted databases shall be transferred to the Buyer promptly thereafter, pursuant to reasonable instructions provided by Buyer separately in writing. Seller shall thereafter delete, and shall retain no right to use, the Sullivan’s Email Database.
Section 6.20.     Gift Card Processing and Reimbursement. Beginning as of the Initial Closing Date, and subject to Section 6.12, Seller and its Subsidiaries shall no longer produce any (but may still, directly or indirectly, sell and distribute currently existing) gift cards bearing the name “Sullivan’s Steakhouse” or any similar name without the advance approval of a designated representative of the Buyer. Commencing as of the Consent Effective Date (or such earlier date as may be chosen by Buyer at its sole discretion, with written notice to Seller), and until the earlier of (x) seven (7) years following the Initial Closing Date and (y) such time as Seller and its Affiliates are no longer required to accept Redeemable Gift Cards pursuant to their applicable terms and conditions (the “Gift Card Reimbursement Period”), Buyer shall, and shall cause its Affiliates and successors to, continue to honor all Redeemable Gift Cards whether sold or distributed prior to or after the Initial Closing Date. During the Gift Card Reimbursement Period, Buyer shall cause all Redeemable Gift Cards presented at the Restaurants (and any future Sullivan’s Steakhouse Restaurants) to be processed by Seller’s designated gift card processor (the “Gift Card Processor”). Buyer shall comply with all of the Gift Card Processor’s requirements regarding the processing of such gift cards, including any security requirements, subject to Seller’s obligations to ensure that such processing complies with all applicable Laws. Seller shall reimburse Buyer on a monthly basis for the sum total of all redeemed amounts with respect to the Redeemable Gift Cards honored by the Restaurants (and any future Sullivan’s Steakhouse Restaurants) and processed by the Gift Card Processor during the preceding month of the Gift Card Reimbursement Period, less applicable costs and fees incurred by Seller at the aggregate rate of 10% (the “Gift Card Discount Rate”) of the amount to be reimbursed. The Gift Card Discount Rate shall be subject to revision on an annual basis based on actual costs that may be incurred by Seller to support the gift card processing program. Buyer shall, and shall cause its Affiliates and successors to, authorize the Gift Card Processor to release, and shall otherwise provide to Seller all data reasonably requested by Seller in order to assist Seller in determining the amounts to be reimbursed to Buyer under this Section 6.20 and for any other business, financial or Tax purpose. Seller shall have no obligations to reimburse Buyer for the honoring or redemption of any Redeemable Gift Cards that are honored or redeemed by Buyer after the Gift Card Reimbursement Period. Seller shall not be required to honor gift cards issued by Buyer or its Affiliates after the Initial Closing. Any payment made pursuant to this Section 6.20 shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law.
Section 6.21.     RARE Rewards Program. Seller shall, effective as of the Initial Closing Date, make changes in respect of the RARE Rewards loyalty program such that customers may no longer earn or accrue any points or rewards dollars in respect thereof (“Rewards Dollars”) at any Restaurant (and any future Sullivan’s Steakhouse Restaurants). For the twelve (12) months after the Initial Closing Date (the “Rewards Reimbursement Period”), Buyer shall, and shall cause its Affiliates and successors to, continue to honor all Rewards Dollars at any Restaurant (and any future Sullivan’s Steakhouse Restaurants). Seller shall reimburse Buyer on a monthly basis for the sum total of all redeemed amounts with respect to the Rewards Dollars honored by the Restaurants (and any future Sullivan’s Steakhouse Restaurants) and processed during the preceding month of the Rewards Reimbursement Period, less applicable costs and fees incurred by Seller at the aggregate rate of 50% (the “Rewards Discount Rate”) in respect of the amount to be reimbursed. Buyer shall, and shall cause its Affiliates and successors to, follow Seller’s procedures for verifying Rewards Dollars balances in connection with honoring them and provide to Seller all data reasonably requested by Seller in order to assist Seller in determining the amounts to be reimbursed to Buyer under this Section 6.21 and for any other related business, financial, or Tax purpose. Seller shall have no obligations to reimburse Buyer for the honoring or redemption of any Rewards Dollars after the Rewards Reimbursement Period. Any payment made pursuant to this Section 6.21 shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law.
Section 6.22.     Petty Cash at Restaurants. Seller shall cause each of the Restaurants retain all Petty Cash on site as of the close of business on the day immediately prior to the Initial Closing Date.

Section 6.23.     Inventory Count. The Purchased Subsidiaries shall take a physical count of the quantities of Inventory held by the Purchased Subsidiaries (the “Inventory Count”) no later than September 18, 2018. Representatives of Buyer, including Buyer’s designated independent accountants, shall be invited to observe the Inventory Count being conducted. The valuation of the Inventory Count shall be computed in a manner that is consistent with the method historically used by Seller to value the inventory of the Business during its year-end book closing process. The results of the Inventory Count shall be used for the purposes of the calculation of Closing Date Inventory at the Initial Closing.
Section 6.24.     Further Assurances. Except as otherwise set forth in this Agreement and from time to time after the Initial Closing, and for no further consideration, each of the parties shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and each Transaction Document.
Section 6.25.     Retail Gift Card Distribution. Seller agrees that it shall cease the distribution of gift cards that are co-branded with the Sullivan’s Steakhouse Restaurant trademarks to retail outlets no later than the date that is six (6) months after the Initial Closing.
Section 6.26.     Receivables. Buyer shall promptly pay over to Seller any and all proceeds from any accounts receivable or other receivables of the Purchased Subsidiaries received by Buyer or any Purchased Subsidiary after the Initial Closing, in each case, arising out of the operation of the Business prior to the Initial Closing Date, including, for the avoidance of doubt, credit card accounts receivable generated by the Business for products or services provided prior to the Initial Closing Date or for the sale of the Redeemable Gift Cards.
Section 6.27.     Falloff Product Agreement. In the event (a) Seller, in its sole discretion, elects to extend or renew the Stockyards Agreement (any such extension or renewal referred to herein as the “Extended Stockyards Agreement”) and (b) the falloff steak cut currently made available to the Business under the existing terms of the Stockyards Agreement (the “Falloff Product”) continues to be available to Seller under such Extended Stockyards Agreement, Seller and Buyer shall enter into an agreement reflecting the same terms and conditions set forth in the Transition Services Agreement in respect of Shared Contracts in connection with such Extended Stockyards Agreement, pursuant to which Seller shall continue to provide Buyer with the pass-through benefit of the Falloff Product consistent with past practice, to the extent allowable under the Extended Stockyards Agreement (such agreement, the “Falloff Product Agreement”); provided, that such Falloff Product Agreement shall terminate no later than the second (2nd) anniversary of the Initial Closing Date. For the avoidance of doubt, Seller shall not be under any obligation to enter into any Extended Stockyards Agreement or incur any additional cost or otherwise make any accommodation in order to make the Falloff Product available to Buyer under any such Extended Stockyards Agreement.
Section 6.28.     Reimbursement of Alaska Management Fees. Promptly, and in no event later than three (3) Business Days, following the termination of the Alaska Management Agreement, Buyer shall reimburse Seller for the aggregate amount of management fees actually paid by Seller to Buyer thereunder.
ARTICLE VII
TAX MATTERS
Section 7.01.     Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, deed, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the sale of the Shares shall be borne by Seller. Notwithstanding Section 7.04(b), Seller shall prepare or cause to be prepared at its cost all Tax Returns with respect to any Transfer Taxes, and Buyer shall reasonably cooperate as requested by Seller to cause the same to executed and filed.
Section 7.02.     Property Taxes for Straddle Tax Periods. All Property Taxes levied (and refunds received) with respect to the Purchased Assets or the assets of any Purchased Subsidiary, including under any Leases, for the Straddle Tax Period shall be apportioned between Buyer and Seller based on the number of days of such Straddle Tax

Period included in the Pre-Closing Tax Period and the number of days of such Straddle Tax Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period, provided that any increase or decrease in such allocable share of Property Taxes resulting from the Initial Closing shall be borne by or benefit, respectively, Buyer. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall promptly present a statement to the other Party setting forth the amount of reimbursement to which each is entitled under this Section 7.02, including payments for Property Taxes made by Seller prior to the Initial Closing, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other Party within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 7.02, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. To the extent either Party or an Affiliate thereof receives a refund of Property Taxes attributable to a Straddle Tax Period with respect to any Purchased Assets or the assets of any Purchased Subsidiary, such Party shall promptly present a statement to the other Party setting forth the amount of the refund to which each Party is entitled under this Section 7.02, together with such supporting evidence as is reasonably necessary to calculate the proration amount (without duplication of any other obligation to pay a refund pursuant to this Agreement). The proration amount shall be paid by the Party owing it to the other Party within ten (10) days after delivery of such statement.
Section 7.03.     Cooperation On Tax Matters. Buyer and Seller shall cooperate fully, and Buyer and Seller shall cause each of their Affiliates, including the Purchased Subsidiaries, to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, execution and filing of Tax Returns pursuant to Section 7.04(a) or otherwise with respect to any Pre-Closing Tax Period and any audit, examination, inquiry, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes (each a “Tax Claim”) relating to the Purchased Assets or of the Purchased Subsidiaries with respect to any Pre-Closing Tax Period. Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and executing powers of attorney. Seller and Buyer shall, and shall cause their Affiliates, including the Purchased Subsidiaries, to (a) retain all books and records with respect to Tax matters pertinent to the Business, the Purchased Assets and the operations of the Purchased Subsidiaries relating to any Pre-Closing Tax Period for six (6) years following the Initial Closing, and (b) to give the other Party ninety (90) days written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests within thirty (30) days of such notice, Seller and Buyer shall, and shall cause their Affiliates, including the Purchased Subsidiaries, to, allow the other Party to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to transfer to Buyer any Tax Returns or other Tax work papers that include Seller or any of the Retained Subsidiaries (provided Seller shall be required to provide information reasonably requested by Buyer for the purpose of complying with Tax Laws pertaining to the Purchased Assets and the Purchased Subsidiaries). Buyer and Seller each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement). All third party out-of-pocket costs incurred by a Party to comply with a request by another Party pursuant to this Section 7.03 shall be borne by the requesting Party unless the proximate cause of such request is a breach of a representation of covenant by the non-requesting Party.
Section 7.04.     Purchased Subsidiary Tax Returns and Tax Benefits.
(a)    Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of or that include Seller, any Retained Subsidiary or any Purchased Subsidiaries to the extent included in a Tax Return for Income Taxes of the Seller Group for a period ending on or prior to the Initial Closing (or if earlier, a Conversion) (the “Seller Group Tax Returns”). Buyer shall provide access to Seller to such books and records of the Purchased Subsidiaries as are reasonably necessary and reasonably requested by Seller to enable Seller to prepare or cause to be prepared Tax Returns for Income Taxes that relate to the Purchased Subsidiaries for periods ending on or prior to the Initial Closing Date.

(b)    Buyer shall, at its own cost and expense, prepare and file, or cause to be prepared and filed when due (taking into account any extensions of a required filing date) all Tax Returns of the Purchased Subsidiaries with respect to a Pre-Closing Tax Period or a Straddle Tax Period that are required to be filed after the Initial Closing Date (taking into account extensions of time to file in effect at the Initial Closing) that are not Seller Group Tax Returns and are not delinquent as of the Initial Closing Date (each a “Pre-Closing Buyer-Filed Tax Return”); provided, that Buyer shall have no liability hereunder for failing to file, provide to Seller or pay Taxes with respect to any such Pre-Closing Buyer Filed Tax Return unless such Tax Return is identified on Schedule 7.04(b) (which shall include the form number, type of Tax Return, and due date of each such Tax Return), which Seller hereby covenants to deliver to Buyer after the date hereof and at or prior to the Initial Closing (it being understood that Buyer’s obligation under this sentence shall not apply to any Tax Return that is not included on such schedule delivered to Buyer at the Initial Closing unless such Tax Return would not have been required but for the Initial Closing). Any such Pre-Closing Buyer-Filed Tax Return with respect to which Buyer intends to make a claim against Seller under this Agreement shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including any applicable extension) of such return (or if such Tax Return is due within seventy-five (75) days after the Initial Closing Date (including any applicable extensions), then as soon as reasonably practicable), along with a statement indicating the amount of Pre-Closing Taxes shown as due on such Tax Return. Seller shall have the right to review and comment on all Pre-Closing Buyer-Filed Tax Returns and any statements regarding the calculation of Pre-Closing Taxes, and Buyer shall make any changes reasonably requested by Seller. Without limiting Buyer’s rights to recover Taxes from Seller under this Agreement, Buyer shall pay or cause to be paid all Taxes shown to be due on any Pre-Closing Buyer Filed Tax Return under this Section 7.04(b). Any Pre-Closing Buyer-Filed Tax Return shall be prepared in a manner consistent with past practice, where applicable, except where required by Law or where such inconsistency is not reasonably expected to adversely affect Seller. Any disputes with respect to a Pre-Closing Buyer-Filed Tax Return shall be resolved by the Auditor, and the procedures for such resolution (including the allocation of liability for the Auditor’s fees and expenses) shall be consistent with the procedures set forth in Section 3.09(c) (with such provisions applying to this Section 7.04(b) mutatis mutandis), and any resolution shall be reflected as a payment between Seller and Buyer, as applicable, taking into account amounts already paid with respect to the Tax at issue.
(c)    Buyer shall pay or cause to be paid to Seller any refund (whether by way of payment, credit, offset or reduction in Tax Liability actually payable) of Taxes (and interest thereon) received by Buyer, any Affiliate of Buyer or the Purchased Subsidiaries (i) that is both (A) an Income Tax with respect to a period that includes or ends prior to the Initial Closing Date and (B) paid by Seller or its Affiliates prior to the Initial Closing or by Seller or the Retained Subsidiaries after the Initial Closing or (ii) that constitutes an Excluded Asset, in either case, within a reasonable period following receipt of such refund or reduction in Tax Liability actually payable; provided that (a) the amount of such refund or credit so payable may be offset against other amounts then due (or that would have been due) from Seller under this Agreement (determined as if any survival period that otherwise could limit an obligation of Seller did not apply), and (b) the amount of such refund payable shall be reduced by any Taxes, professional fees or other costs of the Buyer or any of its Affiliates (including the Purchased Subsidiaries) reasonably attributable to or reasonably incurred or to be reasonably incurred as a result of or in connection with obtaining such refund. Buyer shall, and shall cause its Affiliates to, cooperate as reasonably requested by Seller and at Seller’s sole cost and expense to obtain any refund of Taxes described in this Section 7.04(c).
(d)    The Parties agree that for federal and applicable state Income Tax purposes, the acquisition of the Shares shall be treated as a purchase of the assets of the Purchased Subsidiaries by Buyer from the applicable Equity Seller (or from the Person treated for federal income tax purposes as owning the assets of such Equity Seller if such Equity Seller is a Disregarded Entity) as of the Initial Closing Date, and all Tax Returns of each Party and its Affiliates with respect to such Income Taxes shall be filed on that basis. No Party shall take or allow their Affiliates to take any position inconsistent with the representation in Section 4.20(g) unless required by an audit resolved in accordance with this Agreement. To the extent Buyer deems necessary, Seller shall make and cause its Affiliates (as necessary) to make (i) a section 336(e) election (as defined in Treasury Regulation Section 1.336-1, and any comparable state or local Income Tax election) with respect to the purchase of the Shares of the Excluded Corporate Subsidiaries, and (ii) a protective section 336(e) election (as defined in Treasury Regulation Section 1.336-1, and any comparable state or local Income Tax election) with respect to the purchase of the Shares of the Purchased Subsidiaries other than the Excluded Corporate Subsidiaries (which protective elections shall indicate that they are being made on a protective basis only). Seller shall timely file and provide to Buyer the statement described in Treasury Regulation Section 1.336(e)-2(h)(5), including the information described in Treasury Regulation Section 1.336(e)-2(h)(6), with respect to such elections.
(e)    Any payment made pursuant to this Section 7.04 shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law.
Section 7.05.     Tax Covenants. Buyer covenants that it shall not cause or permit any Purchased Subsidiary or any Affiliate of Buyer to, without the prior written consent of Seller (not to be unreasonably withheld) or unless otherwise required by an audit resolved in compliance with this Agreement, amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Purchased Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Tax Period. Seller covenants that it shall not cause or permit any Affiliate of Seller to, without the prior written consent of Buyer or unless otherwise required by an audit resolved in compliance with this Agreement, amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Purchased Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Tax Period (other than any Seller Group Tax Return).
Section 7.06.     Tax Sharing. Any and all existing Tax Sharing Agreements, except for this Agreement, between any Purchased Subsidiary and any member of the Seller Group shall be terminated as of the Initial Closing. After such date none of the Purchased Subsidiaries, Seller and any Affiliate of Seller shall be bound thereby or have any further rights or liabilities thereunder.
Section 7.07.     Tax Claims.
(a)    If either Party receives a notice of a Tax Claim relating to the Purchased Assets or a Purchased Subsidiary which could reasonably impact the Taxes or Tax position of the other Party, the receiving Party shall notify the other Party within fifteen (15) days of receipt of such notice, provided that, failure to timely provide such notice shall not affect the right of the receiving Party to indemnification hereunder, except to the extent the indemnifying Party is materially prejudiced by such delay or omission.
(b)    With respect to any Tax Claim that could reasonably be expected to give rise to a Liability for Taxes for which one Party has sole liability (determined with and without regard to the indemnity provisions in this Agreement), such Party shall have sole control of the conduct and defense of such Tax Claim (including selection of counsel) at its own expense. With respect to any other Tax Claim, the Party that would have (or whose Affiliate would have) primary liability with respect to the Tax Claim under applicable Law shall control the conduct and defense of such Tax Claim (without limiting either Party’s rights under Article X); provided, that if the Party with primary liability notifies the other party above of its intent to claim indemnification with respect to such Tax Claim then such other Party may control the conduct and defense of such Tax Claim (without limiting either Party’s rights under Article X) upon notice to the Party with primary liability within fifteen (15) days of receipt of the notice described in clause (a), provided that the Party with primary liability shall have the right to employ separate counsel and to participate in such Tax Claim, but the fees and expenses of such counsel shall be at the expense of such Party. The Party controlling a Tax Claim described in clause (a) above shall not settle any such Tax Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, if such settlement would reasonably be expected to adversely affect the other Party or its Affiliates.
(c)    For the avoidance of doubt, Seller shall have complete control over any Tax Claim involving Taxes of the Seller Group (including if attributable to the Purchased Subsidiaries), unless and until the applicable Taxing Authority has affirmatively sought to impose the underlying Tax Claim on Buyer or any of its Affiliates (including the Purchased Subsidiaries).

Section 7.08.     Tax Treatment of Certain Purchased Subsidiaries.
(a)    The Parties acknowledge and agree that (i) the payment terms pertaining to the Purchase Price are not being altered by reason of the fact that the Shares of the Delaware Subsidiary and the North Carolina Subsidiary are not being transferred to Buyer at the Initial Closing, such that the Purchase Price for those Purchased Subsidiaries is being paid at the Initial Closing, (ii) Buyer, pursuant to this Agreement, Delaware Management Agreement and North Carolina Management Agreement, (A) will own and be entitled to the full benefit of the assets of the Delaware Subsidiary and the North Carolina Subsidiary (other than the Excluded Assets) from and after the Initial Closing Date, including the right to withdraw funds therefrom, (B) will be subject to the burdens of ownership of such assets and the liabilities (other than the Excluded Liabilities) of the Delaware Subsidiary and North Carolina Subsidiary following the Initial Closing Date, including by reason of having to pay the Purchase Price attributable thereto at the Initial Closing and having sole responsibility and liability (as between Buyer and Seller) for operating shortfalls of such Purchased Subsidiaries, and (C) will have complete operational and managerial control over the Delaware Subsidiary and the North Carolina Subsidiary (with the limited exceptions set forth in the Management Agreements), and (iii) following the Initial Closing, neither Seller nor any of the Retained Subsidiaries will have the right to benefit from such assets and will not bear such burdens of such assets, liabilities or shortfalls. It is understood and agreed that this Section 7.08 does not alter any Party’s rights under other provisions of this Agreement, including Article X.
(b)    Based upon the agreement and understanding in Section 7.08(a), the Parties agree that, for applicable Income Tax purposes, Buyer shall be treated by the Parties as having purchased and Seller and the applicable Retained Subsidiaries shall be treated by the Parties as having sold, on the Initial Closing Date, and Buyer shall be treated as the owner for such purposes as of the Initial Closing, all of the assets (other than the Excluded Assets) and liabilities (other than the Excluded Liabilities) of the Delaware Subsidiary and the North Carolina Subsidiary in the same manner as if the Shares of such Purchased Subsidiaries were transferred to Buyer on the Initial Closing Date, consistent with the provisions of Section 7.04(d). As a result of such treatment, Seller shall not include in any Seller Group Tax Return or in any standalone Tax Return for Income Taxes the Income Tax effect of the income, assets, liabilities and operations of the Delaware Subsidiary or North Carolina Subsidiary following the Initial Closing Date, and Buyer shall include such Income Tax effect in its own Tax Returns for Income Tax purposes following the Initial Closing Date.
(c)    Each Party shall and shall cause their Affiliates to take positions in their respective Tax Returns for Income Taxes consistent with Section 7.08(a) and Section 7.08(b), shall promptly notify the other Party of any written notice from any Taxing Authority challenging such position, shall contest in good faith any contrary position taken by a Taxing Authority, and shall not take a position contrary to such position unless required as a result of a final determination as defined in Section 1313 of the Code.
Section 7.09.     Overlap Provisions. In the event of any conflict or overlap between the provisions of this Article VII and Article X, the provisions of this Article VII shall control.
ARTICLE VIII
EMPLOYEE MATTERS
Section 8.01.     Compensation and Benefits Employees.
(a)    At least one (1) Business Day prior to the Initial Closing Date, Seller shall cause the applicable Retained Subsidiary to transfer employment of each Business Employee listed on Schedule 8.01(a) attached hereto to the applicable Purchased Subsidiary listed on Schedule 8.01(a) attached hereto.
(b)    Business Employees who are employed by the Purchased Subsidiaries on or immediately prior to the Initial Closing are referred to herein as the “Continuing Employees”. With respect to the Continuing Employees, Buyer shall assume any liability for claims arising under WARN relating to any employment loss (as defined by WARN) occurring on or after the Initial Closing, provided, however, that Seller shall reimburse Buyer for any costs related to the compliance with or notifications required under WARN in connection with the closing of the

Lincolnshire Restaurant, regardless of the date of such closing. Seller shall retain any liability for claims arising under WARN relating to any employment loss (as defined by WARN) occurring prior to the Initial Closing, provided that, other than with respect to the closure of the Lincolnshire Restaurant, for the ninety (90) days following the Initial Closing Date, Buyer shall use commercially reasonable efforts to not, and shall cause the Purchased Subsidiaries to not, cause employment losses (as defined by WARN) sufficient in number to trigger obligations under WARN (including when aggregated with employment losses arising prior to the Initial Closing Date).
(c)    Buyer agrees that for a period of twelve (12) months after the Initial Closing Date (the “Relevant Period”), it shall provide (or cause its Subsidiaries to provide) each Continuing Employee with (i) an annual base salary or wages that is the same or greater than his or her annual base salary or wages in effect immediately prior to the Initial Closing, and (ii) target cash bonus incentive compensation opportunities (excluding, for the avoidance of doubt, equity and deferred compensation opportunities) that are the same as or greater than his or her target cash bonus incentive compensation opportunities in effect immediately prior to the Initial Closing; provided, however, that this provision will not preclude termination of any Continuing Employee for any reason, as determined by Buyer in its sole and absolute discretion, or at any Restaurant that closes, for any reason, during such period, subject in each case to Buyer’s obligations, if any, in Section 8.01(j). In addition, Buyer agrees that, during the Relevant Period, it shall provide (or cause its Subsidiaries to provide) to each Continuing Employee benefits and perquisites and other terms and conditions of employment that are, in the aggregate, no less favorable than those provided to such employees immediately prior to the Initial Closing Date, except that severance benefits, if any, will be as determined in Section 8.01(j). Notwithstanding anything herein to the contrary, nothing in this Agreement shall impose on Buyer or any of its Affiliates any obligation to retain any Continuing Employee nor prevent Buyer or any of its Affiliates from amending, modifying or terminating any of its employee benefit plans or arrangements following the Initial Closing.
(d)    As of the Initial Closing Date, each Continuing Employee that is not a North Carolina Business Employee or a Delaware Business Employee shall cease participation in the Del Frisco’s Restaurant Group, Inc. 401(k) Plan, and, as of the North Carolina Closing Date and the Delaware Closing Date, each Continuing Employee that is a North Carolina Business Employee or Delaware Business Employee, respectively, shall cease participation in the Del Frisco’s Restaurant Group, Inc. 401(k) Plan. With respect to each Continuing Employee that is not a North Carolina Business Employee or Delaware Business Employee, as soon as practicable after the Initial Closing Date, Buyer shall cover (or cause to be covered) each such Continuing Employee under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer DC Plan”). With respect to each Continuing Employee that is a North Carolina Business Employee or Delaware Business Employee, as soon as practicable following the North Carolina Closing Date or Delaware Closing Date, as applicable, Buyer shall cover (or cause to be covered) each such Continuing Employee under the Buyer DC Plan,. Buyer shall permit, and shall cause the Buyer DC Plan to accept, rollovers of account balances (including outstanding loans) from the Del Frisco’s Restaurant Group, Inc. 401(k) Plan with respect to Continuing Employees at any time following the Initial Closing.
(e)    Buyer shall use commercially reasonable efforts to grant (or cause its Subsidiaries to grant) each Continuing Employee credit for years of prior service with Seller or any of its Affiliates or their respective predecessors for all purposes under each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) sponsored or monitored by Buyer or any of its Subsidiaries, including eligibility, vesting, benefit accrual and level of benefits (including under any applicable vacation, paid time off and severance plan); provided, however, that such credit shall not result in a duplication of benefits. Buyer and Seller agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits.
(f)    Except as provided for under the Transition Services Agreement, as of (i) with respect to any Continuing Employee that is not a North Carolina Business Employee or Delaware Business Employee, 12:01 am U.S. Central Time on the Initial Closing Date, (ii) with respect to any Continuing Employee that is a North Carolina Business Employee or Delaware Business Employee, 12:01 am U.S. Central Time on the North Carolina Closing Date or Delaware Closing Date, respectively, or (iii) with respect to any inactive employee who becomes a Continuing Employee, the time of commencement of employment with Buyer or its Subsidiaries (the applicable time in respect of each such Continuing Employee, “Transfer Time”), each Continuing Employee participating in any Employee Plan that is a health and welfare benefit plan (each, a “Seller Welfare Plan”) shall cease to be eligible to participate in such

Seller Welfare Plans, and shall be entitled to participate in health and welfare benefit plans that shall be maintained, administered or contributed to by Buyer and its Subsidiaries. Seller shall be responsible for claims incurred, whether or not reported, under a Seller Welfare Plan for Continuing Employees and their beneficiaries and dependents prior to the Transfer Time. All health and welfare benefit claims incurred for Continuing Employees and their beneficiaries and dependents at or after the Transfer Time shall be the responsibility of Buyer and its Subsidiaries. For purposes of this Section 8.01(f), claims shall be deemed to be incurred in accordance with the terms of the applicable Seller Welfare Plans. As of the Transfer Time, Buyer shall assume sole responsibility for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA and the regulations thereunder (“COBRA”) with respect to the Business Employees and their dependents and beneficiaries who are “M&A Qualified Beneficiaries” within the meaning of COBRA and incur a “qualifying event” within the meaning of COBRA in connection with the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to obtain, prior to the Initial Closing, the consent of the relevant insurer’s to the continued participation of Continuing Employees in the following Seller health and welfare benefit plans under and pursuant to the terms of the Transition Services Agreement: (i) Medical and pharmacy (Choice HSA and Prime PPO Plan options); (ii) Basic and Buy Up Dental Plan options; (iii) Vision insurance; (iv) short-term disability insurance; (v) long-term disability insurance; (vi) Life and accidental death & dismemberment insurance; (vii) employee assistance program; and (viii) medical, limited medical and dependent care flexible spending accounts.
(g)    Buyer shall (or shall cause its Subsidiaries to) use commercially reasonable efforts to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any health and welfare plans in which such Continuing Employees are eligible to participate after the Initial Closing to the extent that such limitations were waived or satisfied or did not apply under the applicable Seller Welfare Plan; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the (x) Transfer Time and (y) the end of any applicable period under the Transition Services Agreement in satisfying any applicable deductible or out-of-pocket requirements under any health benefit plans in which such Continuing Employees are eligible to participate after the Initial Closing Date.
(h)    As of (A) the Initial Closing Date (with respect to those Continuing Employees that are not North Carolina Business Employees or Delaware Business Employees) or (B) the North Carolina Closing Date (with respect to those Continuing Employees that are North Carolina Business Employees) or (C) the Delaware Closing Date (with respect to those Continuing Employees that are Delaware Business Employees), and subject to Revenue Ruling 2002-32, the Seller shall cause the portion of its flexible reimbursement plan applicable to the Continuing Employees to be segregated into a separate component, and all account balances and salary reduction elections of such Continuing Employees in the Seller’s flexible reimbursement plan shall be transferred to a flexible reimbursement plan that the Buyer, as of the later of (i) the Transfer Time and (ii) the end of the relevant period under the Transition Services Agreement, shall (or shall cause its Subsidiaries to) cause to be maintained for the duration of the calendar year in which the Initial Closing Date occurs and Buyer (or its Subsidiaries) shall administer such plan in accordance with its terms and applicable Law. Buyer shall assume and be solely responsible for all claims for reimbursement by Continuing Employees, whether incurred prior to, on or after the Transfer Time, that have not been paid in full as of the Initial Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer’s flexible reimbursement plan.
(i)    As soon as practicable following (A) the Initial Closing Date (with respect to those Continuing Employees that are not North Carolina Business Employees or Delaware Business Employees), (B) the North Carolina Closing Date (with respect to those Continuing Employees that are North Carolina Business Employees) or (C) the Delaware Closing Date (with respect to those Continuing Employees that are Delaware Business Employees), Seller shall determine on an aggregate basis whether the benefits paid by the Employee Plans that are flexible benefit plans to Continuing Employees for claims incurred prior to (w) the Initial Closing Date (with respect to those Continuing Employees that are not North Carolina Business Employees or Delaware Business Employees), (x) the North Carolina Closing Date (with respect to those Continuing Employees that are North Carolina Business Employees) or (y) the Delaware Closing Date (with respect to those Continuing Employees that are Delaware Business Employees) exceeded or were less than the amount of payroll deductions the Seller collected from Continuing Employees prior to (w) the Initial Closing Date (with respect to those Continuing Employees that are not North Carolina Business Employees or

Delaware Business Employees), (x) the North Carolina Closing Date (with respect to those Continuing Employees that are North Carolina Business Employees) or (y) the Delaware Closing Date (with respect to those Continuing Employees that are Delaware Business Employees). If the claims paid by such plan exceeded the payroll deductions, then Buyer shall promptly reimburse Seller for any excess of such claims paid. If such claims paid are less than the payroll deductions collected by Seller, then Seller shall promptly pay over to Buyer the excess of such payroll deductions.
(j)    Buyer shall, or shall cause its Subsidiaries to, provide severance benefits to those Continuing Employees who are laid off or whose employment is otherwise terminated during the Relevant Period in an amount that is equal to the severance benefits (including severance payments and continued health coverage in the form of COBRA reimbursements subject to a timely COBRA election) as set forth on Schedule 3.04(e), subject to Seller’s obligation for reimbursement as specified in Section 3.04(e).
(k)    Buyer shall be liable for and Buyer’s workers’ compensation program shall be responsible for all claims for benefits that are based upon injuries occurring (or allegedly occurring) at any time after the Transfer Time by Continuing Employees and Seller shall be responsible for and shall pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to the Continuing Employees before the Initial Closing Date with respect to any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole before the Initial Closing.
(l)    Following the Initial Closing, Seller and its Affiliates shall retain and be responsible for, as Excluded Liabilities (and shall indemnify and hold harmless the Buyer and its Affiliates from and against) any and all Liabilities and obligations (x) under the Employee Plans, regardless of whether such plan is disclosed in the Disclosure Schedules, including for any incurred but not reported and all other unpaid welfare plan claims and (y) any and all other Liabilities and obligations relating to the compensation and employee benefits of (1) any Business Employee who does not become a Continuing Employee, whenever arising or occurring; (2) any employee of Seller or any of its Affiliates who is not a Business Employee; and (3) subject to any and all provisions to the contrary in this Article VIII, the Continuing Employees to the extent arising or occurring on or prior to the Initial Closing.
(m)    Following the Initial Closing, the Buyer and its Affiliates shall retain and be responsible for, as Assumed Liabilities (and shall indemnify and hold harmless the Seller and its Affiliates from and against) any and all Liabilities and obligations, (x) with respect to Continuing Employees following the Initial Closing for any employee pension, welfare, fringe or incentive compensation payments that may become payable from or following the Initial Closing under any employee benefit plan, program, agreement or arrangement of the Buyer or any of its Affiliates, including in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event) whenever arising or occurring and (y) any and all Liabilities and obligations assumed by the Buyer or its Affiliates pursuant to this Article VIII.
Section 8.02.     Accrued Compensation. Except with respect to any amounts payable for an applicable performance period that has ended prior to the Initial Closing Date, as of the Initial Closing Date, the Buyer will assume all obligations to each Business Employee pursuant to any cash incentive or bonus program covering such Business Employee as of the Initial Closing Date. Consistent with the Buyer’s obligations under this Section 8.02, the Buyer shall, or shall cause its Subsidiaries to, pay the Continuing Employees incentive compensation on the same basis (regarding timing and amount of payment) as in effect immediately prior to the Initial Closing Date for the applicable performance measurement period which includes the Initial Closing Date.
Section 8.03.     Employee Communications. Seller and Buyer shall cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer and with respect to other matters arising in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, until the Initial Closing Date, Buyer shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Business Employee, whether relating to employee benefits, terms of employment or otherwise and shall provide Seller with advance copies of, and a reasonable opportunity to comment on (and shall consider in good faith all such comments), all material communications to any Business Employee relating to post-Initial Closing employment, employee benefits, terms of employment and similar matters.
Section 8.04.     Acknowledgement. Buyer and Seller acknowledge and agree that nothing contained in this Article VIII shall be construed to limit in any way the ability of Buyer or its Subsidiaries to terminate the employment of any Continuing Employee from and after the Transfer Time; provided that such termination is in accordance with Law.
Section 8.05.     No Third Party Beneficiaries. Without limiting the generality of Section 12.08, nothing in this Article VIII, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Continuing Employees) other than the Parties to this Agreement and their respective successors and assigns to continued employment or any severance or other benefits from Seller, Buyer or any of their respective Affiliates. Nothing contained in this Article VIII shall be construed as an amendment to any Employee Plan or employee benefit plan. Subject to applicable Law, unless otherwise specifically provided in this Agreement, including this Article VIII, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after the Initial Closing, any employee benefit plan.
Section 8.06.     Nonqualified Deferred Compensation. In connection with the transactions contemplated by this Agreement, as of the Initial Closing, each Continuing Employee shall be deemed to have terminated participation in any Seller nonqualified deferred compensation plans and Seller shall be responsible for, and shall retain as Excluded Liabilities (and shall indemnify and hold harmless Buyer and its Affiliates from and against) all Liabilities to any Continuing Employee associated with any Seller nonqualified deferred compensation plans.
Section 8.07.     Payroll. For Continuing Employees, pursuant to IRS Revenue Procedure 2004-53, Buyer and Seller shall apply the “standard” method for purposes of employee payroll reporting.
Section 8.08.    Restrictive Covenants. Following the Initial Closing, neither Seller nor any of its Affiliates shall seek to enforce any non-competition restriction against any Business Employee in connection with such Business Employee’s continued service with Buyer or one of its Affiliates.
Section 8.09.     Cooperation. Each of Buyer and Seller recognize it to be in the best interests of the Parties hereto and their respective employees that the transactions in this Article VIII be effected in an orderly manner and agree to devote their reasonable best efforts and to cooperate fully in complying with the provisions of this Article VIII. Without limiting the generality of the foregoing, each of the Parties agree to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article VIII and to facilitate the transactions referred to in this Article VIII.
ARTICLE IX
CONDITIONS TO THE INITIAL CLOSING
Section 9.01.    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Initial Closing is subject to the satisfaction of the following condition, which may be waived by the Parties:
(a)    no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.
Section 9.02.    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Initial Closing is also subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer:

(a)    Seller shall have performed in all material respects all of its material obligations and agreements hereunder required to be performed by it on or prior to the Initial Closing;
(b)    the representations and warranties of Seller contained in Article IV of this Agreement and any certificate delivered pursuant hereto (other than Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct at and as of the Initial Closing Date as if made at and as of the Initial Closing Date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(c)    the Fundamental Representations of Seller contained in Article IV of this Agreement, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all material respects at and as of the Initial Closing Date as if made at and as of the Initial Closing Date (except for (i) de minimis inaccuracies and (ii) such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date);
(d)    Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated the Initial Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled;
(e)    since the date of this Agreement, there has not been a Material Adverse Effect that is continuing;
(f)    the Conversions shall have been completed;
(g)    Seller shall have delivered to Buyer a written acknowledgment (which may be in the form of an email) from the landlord under the Palm Desert Lease, which acknowledges (i) the extension of the current term of the Palm Desert Lease through November 30, 2023, and (ii) that such extended term is subject to the terms and conditions set forth in the Palm Desert Lease (as currently amended); and
(h)    Seller shall have delivered to Buyer (i) a duly executed consent from the landlord under the Raleigh Lease in respect of the transactions contemplated by this Agreement in the form attached hereto as Exhibit H, with such modifications as may be approved in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) a duly executed letter agreement in respect of the tenant improvement allowance under the Raleigh Lease in the form attached hereto as Exhibit I, with such modifications as may be approved in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).
Section 9.03.    Conditions to Obligations of Seller. The obligation of Seller to consummate the Initial Closing is also subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller:
(a)    Buyer shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Initial Closing;
(b)    the representations and warranties of Buyer contained in Article V of this Agreement and any certificate delivered pursuant hereto (other than Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct at and as of the Initial Closing Date as if made at and as of the Initial Closing Date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(c)    the Fundamental Representations of Buyer contained in Article V of this Agreement, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all material respects at and as of the Initial Closing Date as if made at and as of the Initial Closing Date (except for (i) de minimis inaccuracies and (ii) such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date); and
(d)    Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated the Initial Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled; and
(e)    the Conversions shall have been completed.
ARTICLE X
INDEMNIFICATION
Section 10.01.     Survival.
(a)    The representations and warranties of Seller and Buyer contained in this Agreement and the Transaction Documents and any certificate delivered pursuant hereto or thereto shall survive the Initial Closing until the first (1st) anniversary of the Initial Closing Date; provided, however, that:
(i)    the representations and warranties set forth in Section 4.01 (Corporate Existence and Power – Seller), Section 4.02 (Corporate Authorization – Seller), Section 4.05(a), (b) and (c) (Purchased Subsidiaries), and Section 4.16 (Finders’ Fees – Seller), Section 5.01 (Corporate Existence and Power – Buyer), Section 5.02 (Corporate Authorization – Buyer), and Section 5.08 (Finders’ Fees – Buyer) (collectively, the “Fundamental Representations”) shall survive indefinitely; and
(ii)    the representations and warranties set forth in Section 4.17 (Employee Benefit Plans), Section 4.18 (Environmental Compliance), Section 4.19 (Employees), and Section 4.20 (Taxes) (collectively, the “Regulatory Representations”) shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations on the collection by a third party of any Liability resulting from a breach thereof.
(b)    All of the covenants contained in this Agreement that by their nature are required to be performed after the Initial Closing shall survive the Initial Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.
(c)    Neither Seller nor Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that Seller or Buyer, as the case may be, reasonably believes may result in a claim hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.
Section 10.02.     Indemnification.
(a)    Subject to the provisions of this Article X, effective at and after the Initial Closing, Seller agrees to indemnify Buyer and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred, sustained or suffered by any Buyer Indemnitee arising out of or relating to:
(i)    any breach of any representation or warranty made by Seller contained in this Agreement or any Transaction Document or any certificate delivered pursuant hereto or thereto;

(ii)    any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement or any other Transaction Document (other than the Transition Services Agreement and the Intellectual Property License Agreement);
(iii)    without duplication, any Excluded Liability;
(iv)    any Indebtedness for the periods prior to the Initial Closing to the extent not included in the calculation of Closing Date Indebtedness; or
(v)    the closure of, but not the operation of, the Restaurant located at 250 Marriott Dr., Lincolnshire, IL 60069-3664 (the “Lincolnshire Restaurant”), including but not limited to the line items set forth in Schedule 10.02(a)(v) (but in respect of such line items, subject to the limitations set forth on Schedule 10.02(a)(v)).
(b)    Subject to the provisions of this Article X, effective at and after the Initial Closing, Buyer agrees to indemnify Seller and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages asserted against, incurred, sustained or suffered by any Seller Indemnitee arising out of or relating to:
(i)    any breach of any representation or warranty made by Buyer contained in this Agreement or any Transaction Document or any certificate delivered pursuant hereto or thereto;
(ii)    any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any other Transaction Document (other than the Transition Services Agreement and the Intellectual Property License Agreement); or
(iii)    without duplication, any Assumed Liability.
Section 10.03.     Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    Any Buyer Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification hereunder shall (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim within thirty (30) days of the date on which the Indemnified Party knows or should have known of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Agreement and the amount of the Damages estimated to arise therefrom. Subject to Section 10.01, failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.
(b)    The Indemnifying Party shall have the right to defend any such Third Party Claim, upon notice to the Indemnified Party within fifteen (15) days of receipt of a Claim Notice in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period or in accordance with the first sentence of this Section 9.03(b), the Indemnified Party shall have the right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense (but only if the Indemnified Party is actually entitled to indemnification hereunder), cooperate with the Indemnifying Party in such defense and, at no cost to the Indemnifying Party, make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless, in the case of the Indemnifying Party being Seller or its Affiliates, such settlement agreement also covers in all material respects at least a part of the Retained Business that is subject to the same Third Party Claim and the Business is treated in a substantially similar manner as the Retained Business (other than exceptions related to the size of the Business relative to the Retained Business) in such settlement agreement. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.03(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
(c)    If the Indemnifying Party is not defending the Indemnified Party pursuant to Section 10.03(b), then the Indemnified Party shall defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Damage or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party within 30 days of the date on which the Indemnified Party knows of the Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article X. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference. Buyer and Seller hereby covenant and agree that, to the extent there is a disagreement with respect to a Direct Claim, they shall endeavor to negotiate in good faith to arrive at a resolution of such disagreement.
(e)    Notwithstanding anything to the contrary contained herein, Seller shall have the sole and absolute right to defend and control the defense of each of the matters set forth on Schedule 4.10, and such right to defend and control shall not be subject to the requirements or limitations otherwise set forth in this Section 10.03 in respect of Third Party Claims.

Section 10.04.     Calculation of Damages. Notwithstanding anything to the contrary herein:
(a)    No Buyer Indemnitee shall be entitled to indemnification to the extent a Liability or reserve relating to the matter giving rise to such Damages has been included in the calculation of Closing Date Indebtedness.
(b)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 10.02(a)(i) or Section 10.02(b)(i), as the case may be, (A) unless the amount of Damages actually incurred by the Indemnified Parties in respect of such claim exceeds $5,000 and (B) unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Indemnifying Party equals or exceeds $240,000, in which case the Indemnifying Party shall be liable for the full amount of such Damages from the first dollar thereof;
(ii)    the maximum aggregate amount of indemnifiable Damages which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 10.02(a)(i) or Section 10.02(b)(i), as the case may be, shall be an amount equal to $3,200,000; and
provided, that the foregoing clauses (i) and (ii) shall not apply to Damages arising out of or relating to the inaccuracy or breach of any Fundamental Representation.
(c)    Each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby, provided, that engaging in mitigating efforts is not a precondition to the making of a claim and such duty with respect to Taxes shall only apply to the extent expressly set forth in the last sentence of this Section 10.04(c). The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Damages for which the Indemnified Party is entitled to indemnification before such Damages actually are incurred by the Indemnified Party. Buyer shall take such actions as are reasonably requested by Seller to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby with respect to Taxes, provided that Seller shall bear and shall, upon the request of Buyer, fund in advance any out-of-pocket costs and expenses actually incurred by Buyer in complying with any such request (and Buyer may condition such actions on the prior payment of such amounts by Seller).
(d)    The amount of any Damage for which an Indemnified Party claims indemnification under this Agreement shall be reduced by any available insurance proceeds with respect to such Damage.
(e)    In the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article X, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification.
(f)    For purposes of Section 10.02(a)(i) or Section 10.02(b)(i), (i) the determination of whether there has been an inaccuracy in or breach of a representation or warranty in this Agreement and (ii) the calculation of any Damage arising out of any inaccuracy in or breach of any representation or warranty shall each be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided that, such materiality read out shall not apply to the representations and warranties contained in Section 4.06 (Financial Statements), Section 4.07(b) (No Material Adverse Effect), the first sentence of Section 4.15 (Permits), Section 4.17(a) (Employee Benefit Plans), and the defined term “Material Contract”.
(g)    If, prior to the Initial Closing, any Party (such Party, the “Waiving Party”) has knowledge of any breach by the other Party of any covenant or agreement contained in this Agreement and the Waiving Party proceeds with the Initial Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and the other Buyer Indemnitees or Seller Indemnitees, as applicable, shall not be entitled to indemnification pursuant to this

Article X to sue for damages or to assert any other right or remedy arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto and the Indemnified Parties hereby waive to the fullest extent permitted under applicable Law the remedy of rescission.
Section 10.05.     Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.
Section 10.06.     Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under Article X of this Agreement shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law.
Section 10.07.     Contribution and Waiver. From and after the Initial Closing, none of Seller or any of its Subsidiaries (excluding the Purchased Subsidiaries) shall seek indemnification or contribution from the Purchased Subsidiaries for breaches or in respect of any other payments required to be made by Seller or any of its Subsidiaries (excluding the Purchased Subsidiaries) pursuant to this Agreement or any Transaction Document.
Section 10.08.     Exclusivity. After the Initial Closing, except in the case of Fraud, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of, or related to this Agreement or the Transaction Documents (other than the Transition Services Agreement and the Intellectual Property License Agreement) or the transactions contemplated hereby or thereby shall be the rights of indemnification set forth in Article X only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise (including under any Environmental Laws), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 10.08 will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Initial Closing, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief). The provisions of this Section 10.08, together with the covenants contained in this Agreement that by their nature are required to be performed after the Initial Closing, were specifically bargained-for between Seller and Buyer and were taken into account by Seller and Buyer in arriving at the Purchase Price. Each of Seller and Buyer, respectively, specifically relied upon the provisions of this Section 10.08 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in Article IV (in the case of Seller) and Article V (in the case of Buyer). For the avoidance of doubt, the limitations on indemnification pursuant to under this Article X shall not apply in connection with any claims for Fraud.
ARTICLE XI
TERMINATION
Section 11.01.     Termination. This Agreement may be terminated at any time prior to the Initial Closing:
(a)    by mutual written agreement of Seller and Buyer;
(b)    by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that this right of termination shall not be available if any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such order, decree, ruling, injunction or other Action;

(c)    by Buyer, if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement that would cause the failure of a condition set forth in Section 9.02 to be satisfied on or prior to the Initial Closing Date; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless Buyer has given written notice of such material breach or failure to Seller and Seller has not cured such material breach or failure within thirty (30) days after receipt of such notice (provided that, if such material breach is capable of cure but not capable of being cured during the initial thirty (30)-day period and Seller has commenced and is diligently pursuing a cure during such initial thirty (30)-day period, such period shall be extended for an additional thirty (30) days); provided, further, that Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)    by Seller, if there is a material breach of any representation or warranty set forth in Article V hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement that would cause the failure of a condition set forth in Section 9.03 to be satisfied on or prior to the Initial Closing Date; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless Seller has given written notice of such material breach or failure to Buyer and Buyer has not cured such material breach or failure within thirty (30) days after receipt of such notice (provided that, if such material breach is capable of cure but not capable of being cured during the initial thirty (30)-day period and Buyer has commenced and is diligently pursuing a cure during such initial thirty (30)-day period, such period shall be extended for an additional thirty (30) days); provided, further, that Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(e)    by either Buyer or Seller if the Initial Closing has not occurred by December 15, 2018; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has contributed to the failure of the Initial Closing to occur before such date.
Section 11.02.     Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party hereto; provided, however, that: such termination shall not relieve any Party of Liability for any Damages incurred or suffered by a Party as a result of the intentional or willful failure of another Party to perform any obligations required to be performed by it. The provisions of this Section 11.02 and Article XII hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.01.     Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:
if to Buyer, to:
c/o Mac Parent LLC
1855 Blake Street, Suite 200
Denver, Colorado 80202
Attention: Nishant Machado
Email: nmachado@mackinacpartners.com

with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90074
Attention: Jeffrey C. Krause
Michael E. Flynn
Email: JKrause@gibsondunn.com    MFlynn@gibsondunn.com
if to Seller, to:
c/o Del Frisco’s Restaurant Group, Inc.
2900 Ranch Trail
Irving, TX 75063
Attention: Neil Thomson
Ellen Patrick
Email:     nthomson@dfrg.com
epatrick@dfrg.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention: Jeremy M Veit, P.C.    Joshua M. Zachariah, P.C.
Email:    jveit@kirkland.com    joshua.zachariah@kirkland.com
or such other address as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 12.02.     Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 10.08, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 12.03.     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
Section 12.04.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party hereto, except that Buyer may assign this Agreement to (a) any Affiliate of Buyer, or (b) as collateral, any lender of Buyer, without Seller’s prior consent. Buyer shall cause any successor in whole or in part to its interest in the Business (including any of the Restaurants) to abide by the terms of Section 6.14, Section 6.15, Section 6.16, Section 6.18, Section 6.20, and Section 12.04.

Section 12.05.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.
Section 12.06.     Jurisdiction. The Parties expressly agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware state court (or, if such courts shall be unavailable or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.01 shall be deemed effective service of process on such Party; provided, however, that service of process for initial court filings shall be done in person.
Section 12.07.     Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.07.
Section 12.08.     Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The Parties intend to sign and deliver this Agreement by facsimile or other electronic transmission. Each Party agrees that the delivery of this Agreement by facsimile or other electronic transmission shall have the same force and effect as delivery of original signatures and that each Party may use such signatures delivered by facsimile or electronic transmission as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.
Section 12.09.     Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the Business, the Purchased Assets, the Shares and the Purchased Subsidiaries and supersede all prior agreements and understandings, both oral and written, between the Parties with respect thereto.
Section 12.10.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 12.11.     Disclosure Schedule. The Parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of Article IV reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) neither the Disclosure Schedules or the information and statements contained therein are intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement.
Section 12.12.     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Accordingly, the Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 11.01, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 12.13.     Attorney’s Fees. In the event that any Action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
Section 12.14.     Conflicts of Interest. Each of Buyer and the Purchased Subsidiaries hereby waives and shall not assert, and agrees after the Initial Closing to cause any other applicable Affiliates of the Purchased Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Initial Closing, of Seller, or any of its Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (“Prior Business Counsel”) currently representing any Designated Person in connection with this Agreement or any other agreements or transactions contemplated hereby. Without limiting the foregoing, Buyer and Seller agree that, following the Initial Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Initial Closing, and Buyer (on behalf of itself and its Affiliates (including, as of the Initial Closing Date, the Purchased Subsidiaries)) hereby agrees that, in the event that a dispute arises after the Initial Closing between Buyer or any of its Affiliates (including, as of the Initial Closing Date, the Purchased Subsidiaries), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Affiliates (including, after the Initial Closing, the Purchased Subsidiaries) and even though Prior Business Counsel may have represented such Purchased Subsidiary in a matter substantially related to such dispute.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Norman J. Abdallah Name: Norman J. Abdallah Title: President and Chief Executive Officer

SULLIVAN’S HOLDING LLC

By:	/s/ Nishant Machado Name: Nishant Machado Title: President and Chief Executive Officer